UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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DARWIN PROFESSIONAL UNDERWRITERS, INC.

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DARWIN PROFESSIONAL UNDERWRITERS, INC.
9 Farm Springs Road, 2nd Floor
Farmington, CT 06032
860-284-1300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 4, 2007 at 10:00 a.m. E.D.T.

Notice is hereby given that the 2007 Annual Meeting of Stockholders of Darwin Professional Underwriters, Inc. (the “Company”) will be held at the Company’s principal corporate offices at 9 Farm Springs Road in Farmington, Connecticut, on Friday, May 4, 2007 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1. To elect ten (10) directors, each for a one-year term to expire at the 2008 Annual Meeting.

2. To consider and take action on a proposal to approve the adoption of the Company’s 2006 Stock Incentive Plan.

3. To consider and take action on a proposal to approve the adoption of the Company’s Stock and Unit Plan for Nonemployee Directors.

4. To consider and take action upon a proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year 2007.

5. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above at the 2007 Annual Meeting and at any adjournment of this meeting.

A listing of those entitled to vote will be available for inspection ten days prior to the meeting at the offices of the Company at the above address. The Board of Directors has fixed the close of business on March 15, 2007 as the record date for the determination of stockholders entitled to receive this Notice and to vote at the 2007 Annual Meeting.

You are cordially invited to be present and to vote at this Annual Meeting in person. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies may be revoked by written notice to the Secretary of the Company or by voting in person at the 2007 Annual Meeting. Directions to the Company’s offices are available at its website, at www.darwinpro.com.

By order of the Board of Directors

Senior Vice President, General Counsel and Secretary

Farmington, Connecticut
March 30, 2007

DARWIN PROFESSIONAL UNDERWRITERS, INC.
9 Farm Springs Road, 2nd Floor
Farmington, CT 06032

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held May 4, 2007

Darwin Professional Underwriters, Inc. is referred to as “Darwin,” the “Company” or “we” in this proxy statement. We are providing this proxy statement in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or “Board”) from holders of the Company’s outstanding shares of Common Stock (“Common Stock”) entitled to vote at the 2007 Annual Meeting of Stockholders of the Company (the “2007 Annual Meeting”), and at any and all adjournments thereof, for the purposes referred to in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are first being mailed to stockholders on or about March 30, 2007.

The Board has fixed the close of business on March 15, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2007 Annual Meeting. Proposal 1 will require a plurality of votes in order to elect a director. Darwin’s bylaws provide that in an uncontested election (i.e., where, as here, the number of nominees is the same as the number of directors to be elected), a nominee is elected to the Board if more votes are cast for the nominee than withheld for his or her election. Proposals 2, 3 and 4 require the affirmative vote of at least a majority of those shares present in person or represented by proxy and entitled to vote at the 2007 Annual Meeting. A representative of Computershare, our transfer agent, will count the votes and will attend the meeting and serve as inspector of election.

On March 15, 2007, 17,084,513 shares of Common Stock were outstanding of record and entitled to vote. Under the Company’s By-laws, attendance in person or by proxy of stockholders representing a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business. Note that votes withheld and abstentions will be counted as “present” at the 2007 Annual Meeting for quorum purposes, and other than for the election of directors in Proposal 1 (see above), will have the same effect as a vote against the matter. Broker nonvotes, if any, while counted for general quorum purposes, are not deemed “present” with respect to any matter for which a broker does not have authority to vote.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 15, 2007, the beneficial ownership of Common Stock of certain persons believed by the Company to be the beneficial owners of more than five percent of the outstanding shares of the Common Stock.

	Amount and Nature	Percent of
Name and Address of Beneficial Owner	of Beneficial Ownership	Class

Alleghany Corporation	9,371,096 *	54.9%
7 Times Square Tower
New York, NY 10036

*	The shares are beneficially owned directly by Alleghany Insurance Holdings LLC (“AIHL”), a Delaware limited liability company. Alleghany Corporation (“Alleghany”) owns 100% of the equity interest in Alleghany Insurance Holdings LLC.

DARWIN CORPORATE GOVERNANCE

Board of Directors

Pursuant to the Company’s Restated Certificate of Incorporation and By-laws, the number of directors is set from time to time by action of the majority of the Board of Directors, provided that the number may not in any event be less than three nor more than fifteen. As of the date of this Proxy Statement, the Board of Directors consists of ten members. Each of the ten currently serving directors has been nominated by the Board of Directors for election at the 2007 Annual Meeting, each to serve a term of one year, until the 2008 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Robert V. Deutsch, who had been elected a director in May 2006, resigned from the Board of Directors and its Audit Committee and Compensation Committee effective on January 8, 2007. At a special meeting of the Board of Directors, convened on January 18, 2007, Irving B. Yoskowitz was elected to fill the Board of Directors vacancy created by Mr. Deutsch’s departure; he was also appointed to fill the vacancy on the Audit Committee.

The Board of Directors held six meetings during 2006. Each director attended more than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of committees on which he served that were held in 2006 during the period in which he served. (Messrs. Albro, Deutsch and Reider and Dr. Popik were elected in May 2006.) There were two regularly scheduled executive sessions for independent directors in 2006. The Company does not have a policy with regard to attendance by directors at Annual Meetings of Stockholders.

Director Independence

The Common Stock trades on the New York Stock Exchange Arca (“NYSE Arca”) which regulates certain governance standards of listed issuers. Under NYSE Arca listing standards, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. At its meeting on May 3, 2006, the Board of Directors determined that Messrs. Albro, Ben-Zvi, Deutsch and Reider and Dr. Popik had no material relationship with the Company and thus qualified as independent directors of the Company. This determination was based upon the fact that none of such directors had any prior relationship with the Company or any affiliate, other than Mr. Ben-Zvi who was and is a director of RSUI Group, Inc. and Capitol Transamerica Corporation, each a wholly-owned indirect subsidiary of Alleghany. The Board of Directors determined that Mr. Ben-Zvi’s membership on such affiliates’ boards did not affect his status as an independent director of the Company. In connection with its special meeting on January 18, 2007, the Board of Directors determined that Mr. Yoskowitz had no direct or indirect relationship with the Company and its management during the prior three years, and based on such finding, determined that he qualified as independent for purposes of NYSE Arca rules. Thus, of the ten nominees, five have been determined to be independent.

Board Committees

Because AIHL owns more than 50% of the Company’s voting securities, Darwin is classified as a “controlled company” under NYSE Arca’s rules and qualifies for certain exemptions from the NYSE Arca’s corporate governance provisions. Therefore, the Company’s Board of Directors is not required to have a majority of its members qualify as independent or to maintain a nominating/corporate governance committee or a compensation committee comprised of a majority of independent directors. The Company is required to have an audit committee, and the Company’s Audit Committee is required to be comprised entirely of independent directors.

Audit Committee:  Pursuant to its charter, the Audit Committee of the Board of Directors (the “Audit Committee”) is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm (including approving in advance all audit services and permissible non-audit services to be provided by the independent registered public accounting firm) and for the evaluation of such firm’s qualifications, performance and independence. The Audit Committee also reviews and makes reports and recommendations to the Board of Directors with respect to the following matters: (i) the audited consolidated annual financial statements of the Company and its subsidiaries, including the Company’s specific disclosures under management’s discussion and analysis of financial condition and results of operation and critical accounting policies, to be included in the Company’s Annual Report on Form 10-K to the Securities and Exchange Commission, and whether to recommend such inclusion, (ii) the unaudited consolidated quarterly financial statements of the Company and its subsidiaries, including management’s discussion and analysis thereof, to be included in the Company’s Quarterly Reports on Form 10-Q to the Securities and Exchange Commission, and whether to recommend such inclusion, (iii) the Company’s policies with respect to risk assessment and risk management, (iv) the adequacy and effectiveness of the Company’s internal controls, disclosure controls and procedures and internal auditors, and (v) the quality and acceptability of the Company’s accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the Company’s financial statements. The Audit Committee also reviews and accepts the independent actuary’s opinions regarding the adequacy of loss reserves of its insurance company subsidiaries. The Audit Committee Report appears on page 21 of this Proxy Statement.

The Audit Committee held four meetings in 2006, two prior to adoption of its current charter in May 2006 and two subsequent thereto. A copy of the Audit Committee Charter is available on the Company’s website at www.darwinpro.com or may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices. The current members of the Audit Committee are Messrs. Albro, Ben-Zvi (Chairman) and Yoskowitz. The Board of Directors has determined that all members of the Committee have the qualifications set forth in the NYSE Arca’s listing standards regarding financial literacy and that each of Messrs. Albro and Ben-Zvi has the qualifications set forth for accounting or related financial management expertise, and is an audit committee financial expert as defined by the Securities and Exchange Commission (“SEC”). The Board of Directors has also determined that each member of the Audit Committee is independent as defined in the NYSE Arca’s listing standards.

Compensation Committee:  The Compensation Committee of the Board of Directors (the “Compensation Committee”) is charged with reviewing and approving the financial goals and objectives relevant to the compensation of the chief executive officer, evaluating the chief executive officer’s performance in light of such goals and objectives, and determining the chief executive officer’s compensation based on such evaluation, after having reviewed the recommendations submitted to it by the Committee Chairman with respect thereto. The Compensation Committee also is responsible for reviewing the recommendations of the chief executive officer concerning the compensation of the other officers of the Company and determining such officers’ compensation, and making such recommendations to the Board with respect thereto as the Compensation Committee may deem appropriate. In addition, the Compensation Committee is responsible for reviewing the compensation of the directors on an annual basis, including compensation for service on committees of the Board of Directors, and proposing changes, as appropriate, to the Board of Directors. The Compensation Committee also administers the Company’s Long-Term Incentive Plan (“LTIP”), the 2006 Stock Incentive Plan (the “2006 Plan” which is attached to this Proxy Statement as Exhibit A) and the Stock and Unit Plan for Nonemployee Directors (the “Directors Plan”), attached as Exhibit B. The Compensation Committee Charter authorizes the delegation of decisions related to the administration of the 2006 Stock Incentive Plan to a Special Committee, comprised of two or more directors who are independent and whose decisions with respect to the 2006 Stock Incentive Plan are subject to ratification by the Compensation Committee.

During 2006, the Compensation Committee met once, in February, prior to its reconstitution on May 3, 2006, when it became comprised of a majority of independent directors, with Messrs. Deutsch and Reider and Dr. Popik joining Mr. Hicks on the Committee. On May 17, 2006, the Compensation Committee adopted its current Charter, and it has held two meetings since that date during 2006. A copy of the Compensation Committee Charter is available on the Company’s website at www.darwinpro.com or may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices. The current members of the Compensation Committee are Messrs. Hicks and Reider and Dr. Popik. The Board of Directors has determined that Mr. Reider and Dr. Popik are “independent” as defined in the NYSE Arca’s listing standards. The Compensation Committee engages an independent consultant, Pearl Meyer & Partners, from time to time to advise on executive compensation matters. .

Finance and Investment Committee.  The Finance and Investment Committee of the Board is charged with reviewing the investment performance and the capital structure of the Company and making periodic reports and recommendations thereon to the Board of Directors. At least quarterly, the Finance and Investment Committee receives and reviews a summary report of the Company’s investment portfolio, investment activity and investment practices. Subject to the requirements of applicable laws and regulations, the Finance and Investment Committee may authorize the investment of the funds of the Company in stocks, bonds and other securities in the name, and on behalf of the Company, and it may authorize the sale, exchange or other disposition of stocks, bonds and other securities on such terms and conditions as it deems appropriate.

The Finance and Investment Committee was formed at the time of the Company’s initial public offering in May 2006 and held two meetings in 2006. A copy of its Charter is available on the Company’s website at www.darwinpro.com or may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices. The current members of the Finance and Investment Committee are Messrs. Albro (Chair), Hicks and Sennott.

Nominations to the Board

As noted above, the Company is a “controlled company” under NYSE Arca rules and is therefore not required to maintain a standing nominating committee or a committee performing similar functions. Since becoming a publicly traded issuer, no director candidate has been recommended to the Board of Directors by a Company stockholder (other than AIHL). Since the date of the initial public offering in May 2006, there has been one addition to the Board of Directors, Mr. Yoskowitz’s election in January 2007. Mr. Yoskowitz was introduced to the Board of Directors by the Company’s President and CEO; his candidacy and qualifications were discussed and considered by the Board of Directors during phone conferences on January 17th and 18th, during which all directors were able to participate, to review Mr. Yoskowitz’s background and experience in corporate governance matters and to interview Mr. Yoskowitz prior to his election.

The Board of Directors has not identified specific minimum qualifications for director nominees or any specific qualities or skills that it believes are necessary for one or more of Darwin’s directors to possess. In this regard, the Board of Directors seeks members with diverse business skills and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board of Directors’ ability to best serve the stockholders’ interests. The Board of Directors does not believe that it should establish term limits. It is the Board of Directors’ policy in selecting nominees for election that no person shall be selected as a nominee for a term that would anticipate his or her serving beyond his or her seventy-second birthday.

The Board of Directors will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates. A stockholder may submit a recommendation regarding a proposed director nominee in writing to the Chairman of the Board of Directors at Darwin’s principal executive offices. Any such person recommended by a stockholder will be evaluated in the same manner as persons identified by management or members of the Board of Directors.

Communications with Directors

Interested parties may communicate directly with any individual director, the non-management directors as a group, or the Board of Directors as a whole by mailing such communication to Darwin’s Secretary at the Company’s principal executive offices. Any such communication will remain unopened and delivered to: (a) a specific director, if addressed directly to such director; (b) the Chairman of the Audit Committee, if addressed to the non-management directors as a group; and (c) the Chairman of the Board of Directors, if addressed to the Board as a whole.

Code of Ethics

The Company has adopted a Financial Personnel Code of Ethics for its chief executive officer, chief financial and accounting officer, controller and all professionals serving in finance, accounting, treasury or tax roles; a Code of Business Conduct and Ethics for its directors, officers and employees; and a set of Corporate Governance Guidelines. Copies of each of these documents are available under the “Investor Relations” link on the Company’s website at www.darwinpro.com or may be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices. The Company’s Code of Business Conduct and Ethics is applicable to all officers, directors and employees of Darwin and embodies the Company’s principles and practices relating to ethical conduct, compliance with all laws affecting the Company’s business and conflicts of interest. Under the Code of Ethics, each director and employee has a duty to disclose relationships, activities and interests that have the potential to conflict with the Company’s interests or deprive the Company of the director’s or officer’s complete loyalty. Any such relationship is prohibited as a matter of Company policy, except as approved by the Board of Directors.

The nominees for election to the Board of Directors include Messrs. Dalrymple, Hicks and Slattery, who are officers and employees of Alleghany, parent corporation of AIHL, the Company’s majority stockholder. A substantial portion of the insurance business produced by the Company is written on policies issued by insurers affiliated with the Company and owned directly or indirectly by AIHL (herein, the “Capitol Companies”). In connection with that portion of the business produced by the Company but written on policies issued by the Capitol Companies, there was a management service agreement entered into. Under that agreement, the Company provides underwriting, management, administration, claims settlement and reinsurance settlement services for the Capitol Companies on this business in exchange for management fees paid by the Capitol Companies to Darwin. These fees are recorded as service fee income by the Company and ultimately as acquisition expense by the Company’s principal insurance subsidiary, Darwin National Assurance Company (“Darwin National”), in assuming through reinsurance the business from the Capitol Companies. Both the Company’s service fee income and the Darwin National acquisition expense are eliminated in consolidation of the financial statements. The total amount of these fees was $34.2 million, $38.7 million and $20.6 million for the years ended December 31, 2006, 2005, and 2004, respectively.

In addition, beginning in 2004, Darwin’s consolidated statement of operations reflects fees paid to the Capitol Companies for the use of their policies for the underwriting of certain insurance business. For the years ended December 31, 2006, 2005, and 2004, these fees were $329,000 $409,000 and $236,000, respectively. Effective January 1, 2006, such fees were calculated as 0.5% of premiums written in 2006 by Darwin on policies issued by the Capitol Companies; and effective January 1, 2007, the rates charged increased to 3.0% of premiums written by Darwin on policies issued by the Capitol Companies. Darwin reimbursed the Capitol Companies separately for premium taxes and guaranty assessment fees in the amount of $690,000 for the year ended December 31, 2006.

Certain of Darwin’s expenses, primarily its directors and officers liability insurance and its audit fees, are paid directly by Alleghany and then reimbursed by Darwin to Alleghany. Darwin reimbursed Alleghany for expenses of $421,000, $132,000 and $29,000 in connection with these charges during the years ended December 31, 2006, 2005, and 2004, respectively.

Up until the time of the initial public offering, each of the Darwin and Capitol Companies federal tax liability was determined and settled through a consolidated federal tax return with its ultimate parent, Alleghany. Federal tax payments of $2.7 million, $3.8 million, and $2.9 million were made by Darwin, including a portion made by the Capitol Companies to Alleghany during 2006, 2005, and 2004, respectively.

Securities Ownership Guidelines

To help demonstrate the alignment of the personal interests of our independent directors with the interests of our stockholders, we have established the following guidelines for our independent directors. Within five years of the date of election to the Board, each independent director is expected to achieve (and thereafter maintain) ownership of shares of Common Stock (including share units acquired under the Directors Plan described below and including the restricted shares granted under the Directors Plan in connection with the completion of Darwin’s initial public offering) having a value equal to at least 200% of the sum of the annual board retainer and committee fees paid to such independent director.

Indemnification of Directors and Officers

Darwin’s Certificate of Incorporation and By-Laws provide that it will indemnify its officers, directors, employees and agents to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the Certificate of Incorporation permits the Board of Directors to authorize Darwin to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of Darwin arising out of his capacity as such. Alleghany maintains liability insurance for its directors and officers and for the directors and officers of its majority-owned subsidiaries, including Darwin. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of the date of this Proxy Statement, the beneficial ownership of Common Stock of each of the nominees named for election as a director and each of the executive officers named in the Summary Compensation Table of this Proxy Statement. “Beneficial ownership” is determined in accordance with the rules of the SEC based upon voting or investment power over the securities.

	Amount and Nature of Beneficial Ownership
			Shared Voting Power
	Sole Voting and		and/or Shared			Percent
	Investment Power		Investment Power		Total	of Class

R. Bruce Albro	5,469	(1)	500	(2)	5,969	*
Phillip N. Ben-Zvi	10,200	(1)	—		10,200	*
Christopher K. Dalrymple	0	(3)	—		0	*
Weston M. Hicks	0	(3)	—		0	*
William C. Popik, M.D.	12,413	(1)	—		12,413	*
George M. Reider, Jr.	4,981	(1)	—		4,981	*
James P. Slattery	0	(3)	—		0	*
Stephen J. Sills	674,447	(4)	65,300	(5)	739,747	4.32
Irving B. Yoskowitz	1,887	(1)	—		1,887	*
David J. Newman	127,708	(6)	5,100	(7)	132,808	*
Paul F. Romano	169,807	(8)	—		169,807	*
Mark I. Rosen	115,921	(9)	600	(10)	116,521	*
John L. Sennott, Jr.	175,389	(11)	—		175,389	1.02
Directors and Named Executive Officers as a Class (13 people)	1,298,222		71,500		1,369,722	8.00

*	Less than 1%

(1)	Includes share units credited under the Directors Plan, plus 2,500 Restricted Shares awarded under such plan upon the completion of the initial public offering (except for Mr. Yoskowitz who joined the Board in January 2007).

(2)	Owned by Mr. Albro’s spouse, as to which shares Mr. Albro disclaims beneficial ownership.

(3)	Messrs. Dalrymple, Hicks and Slattery are officers of Alleghany, the parent company of AIHL, which beneficially owns approximately 55% of the Common Stock.

(4)	Includes 660,000 restricted shares, 330,000 shares of which are subject to forfeiture under certain conditions. Also includes 14,447 shares issuable upon exercise of outstanding options within 60 days, subject to approval of the 2006 Stock Incentive Plan at the 2007 Annual Meeting.

(5)	Includes 62,500 shares held in a grantor-retained annuity trust of which Mr. Sills is sole trustee and sole beneficiary. Also includes 2,800 shares owned by Mr. Sills’ children, as to which shares Mr. Sills disclaims beneficial ownership.

(6)	Includes 123,750 restricted shares, 61,875 shares of which are subject to forfeiture under certain conditions. Also includes 2,708 shares issuable upon exercise of outstanding options within 60 days, subject to approval of the 2006 Stock Incentive Plan at the 2007 Annual Meeting.

(7)	Includes 5,100 shares owned by Mr. Newman’s spouse and child, as to which shares Mr. Newman disclaims beneficial ownership.

(8)	Includes 165,000 restricted shares, 103,125 shares of which are subject to forfeiture under certain conditions. Also includes 1,807 shares issuable upon exercise of outstanding options within 60 days, subject to approval of the 2006 Stock Incentive Plan at the 2007 Annual Meeting.

(9)	Includes 82,500 restricted shares, 41,250 share of which are subject to forfeiture under certain conditions. Also includes 5,421 shares issuable upon exercise of outstanding options within 60 days, subject to approval of the 2006 Stock Incentive Plan at the 2007 Annual Meeting .

(10)	Owned by Mr. Rosen’s son, as to which shares Mr. Rosen disclaims beneficial interest.

(11)	Includes 165,000 restricted shares, 82,500 share of which are subject to forfeiture under certain conditions Also includes 3,639 shares issuable upon exercise of outstanding options within 60 days, subject to approval of the 2006 Stock Incentive Plan at the 2007 Annual Meeting.

No director, officer, affiliate of the Company or record owner of more than five percent of the Company’s Common Stock, or any associate of such person, is a party adverse to the Company or any of its subsidiaries in any material pending legal proceeding or has a material interest adverse to the Company or any of its subsidiaries in any such proceeding.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company has determined that no person, who at any time during 2006 was a director, officer or beneficial owner of more than ten percent of Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2006. Such determination is based solely upon the Company’s review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which were submitted to it with respect to the year 2006.

PROPOSALS REQUIRING YOUR VOTE

1.  ELECTION OF DIRECTORS

Proxies in the form enclosed with this Proxy Statement which are received from holders of Common Stock will be voted for the election of the ten nominees named below as directors of the Company unless a stockholder indicates otherwise. If any of the nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2007 Annual Meeting. Thus, those nominees who receive the highest, second-highest, third-highest, and so on through tenth-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

The following information includes the age, the year in which first elected a director of the Company, the principal current occupation, prior occupation(s) during at least the past five years and other current public company directorships of each nominee for election as director.

Nominees for election:

R. Bruce Albro Age: 64 Director since 2006 Chair: Finance & Investment Committee; Member: Audit Committee	Mr. Albro was Vice President-Portfolio Client Strategy at Gen Re-New England Asset Management, from 1999 until his retirement in 2005, where he provided investment portfolio management services for insurance company investment management clients. Prior to joining Gen Re-New England Asset Management, Mr. Albro was Senior Managing Director, Portfolio Management Division Head at CIGNA Investment Management Corp.
Mr. Albro also serves as a board member of Ohio Mutual Insurance Group.
Phillip N. Ben-Zvi Age: 64 Director since 2003 Chair: Audit Committee	Mr. Ben-Zvi has performed actuarial and financial consulting services for various insurance companies and financial groups since 2002. Mr. Ben-Zvi was a partner at PricewaterhouseCoopers LLP from 1993 to 2002. Prior to joining PricewaterhouseCoopers LLP, Mr. Ben-Zvi was Senior Vice President of Continental Corp.
Christopher K. Dalrymple Age: 39 Director since 2006	Mr. Dalrymple has been Vice President, Associate General Counsel and Assistant Secretary of Alleghany since December 2004. Mr. Dalrymple began serving as Associate General Counsel and Assistant Secretary of Alleghany in March 2002.
Weston M. Hicks Age: 50 Director since 2003 Chair: Compensation Committee Member: Finance and Investment Committee	Mr. Hicks has been President and Chief Executive Officer of Alleghany since December 2004. From October 2002 through December 2004, Mr. Hicks was Executive Vice President of Alleghany. From March 1, 2001 to October 4, 2002, Mr. Hicks was initially Senior Vice President and Financial Assistant to the Chairman and subsequently Chief Financial Officer and Executive Vice President of The Chubb Corporation.
Mr. Hicks also serves as a board member of Alleghany and of AllianceBernstein Holding L.P.
William C. Popik, M.D. Age: 61 Director since 2006 Member: Compensation Committee	Dr. Popik was appointed Senior Vice President and Chief Medical Officer of LifeMasters Supported Selfcare, Inc. in February 2007. From October 2005 through February 2007, he had been an independent health care consultant, and prior to that had served as Chief Medical Officer of Aetna, Inc. from March 2001 to October 2005.
George M. Reider, Jr. Age: 66 Director since 2006 Member: Compensation Committee	Mr. Reider serves as an insurance-management consultant, as a reinsurance arbitrator, and as a part-time university teacher. From 1995 to 2000, Mr. Reider served as insurance commissioner for the State of Connecticut.

John L. Sennott, Jr. Age: 41 Director since 2003 Member: Finance and Investment Committee	Mr. Sennott has been Senior Vice President, Chief Financial Officer since 2003. Mr. Sennott is a CPA who served as Controller of Executive Risk Inc. from 1998 until its acquisition by The Chubb Corporation in July 1999, and he continued in that position at Executive Risk until 2001. Mr. Sennott was principal of Beacon Advisors from 2001 to 2003.
Stephen J. Sills Age: 58 Director since 2003	Mr. Sills has been President and Chief Executive Officer of the Company since 2003. He was, prior to his founding the Company, a founder and subsequently Chief Executive Officer of Executive Risk Inc. until its sale to The Chubb Corporation in July 1999, after which he was an Executive Vice President of The Chubb Corporation, until September 2001. Mr. Sills was retired from September 2001 until March 2003.
James P. Slattery Age: 56 Director since 2003	Mr. Slattery has been Senior Vice President-Insurance of Alleghany since 2002. From April 2001 to 2002, he served as President of JPS & Co., LLC.
Irving B. Yoskowitz Age: 61 Director since January 2007 Member: Audit Committee	Mr. Yoskowitz has been Executive Vice President and General Counsel of Constellation Energy Group since June 2005. Prior to that, he was a Senior Partner of Global Technologies Partners, LLC from 1998 to May 2005 and Senior Counsel with the law firm of Crowell & Moring, LLP in Washington, DC from 2001 to May 2005.

Compensation of Directors

The information under this heading relates to the compensation expense recognized by the Company with respect to those persons serving as directors of Darwin at any time during 2006 (except for Messrs. Sills and Sennott, whose compensation amounts are reflected in the Summary Compensation Table on page 32).

Director Compensation

	Fees Earned or Paid	Stock Awards
Name	in Cash(1)	(2)		Total
	(In dollars)

R. Bruce Albro(3)	47,500	62,961		110,461
Phillip N. Ben-Zvi(4)	—	89,093		89,093
Christopher K. Dalrymple(5)	—	—		—
Robert V. Deutsch(6)	42,500	58,934	(7)	101,434
Weston M. Hicks(5)	—	—		—
William C. Popik, M.D(8)	—	77,037		77,037
George C. Reider(9)	32,500	50,892		83,392
John L. Sennott, Jr.(5)	—	—		—
Stephen J. Sills(5)	—	—		—
James P. Slattery(5)	—	—		—
Irving B. Yoskowitz(10)	—	—		—

(1)	Amounts in this column were paid in cash in May 2006 to non-employee directors who opted to receive 50% of their director’s fee for the 2006 — 2007 year in cash, as permitted under the Directors Plan (see below). The period covered by the fee was May 3, 2006 through the 2007 Annual Meeting, and the amount actually earned by each director during the year ended December 31, 2006 was the pro-rated portion of the amount shown.

(2)	Each amount in this column includes the amount recognized by the Company under Statement of Financial Accounting Standard No. 123(R) (“SFAS 123R”) with respect to: (a) restricted shares that each independent director received at the time of the Company’s initial public offering (i.e., 2,500 shares of Restricted Stock under the Directors Plan, valued at $40,000 at the initial public offering price of $16.00 per share), plus (b) units credited to each independent director under the Directors Plan for the 2006 — 2007 year. A portion of such units is subject to forfeiture in the event a director does not serve on the Board of Directors for the full year. (For a discussion of the amendment to the Directors Plan related to a director’s resigning upon mutual agreement with the Company, see page 19 below.) The Restricted Shares were granted subject to forfeiture, in whole or in part, if any director were to resign from the Board without Company approval prior to the 2007 Annual Meeting. For a discussion of the assumptions used in determining these amounts under SFAS 123R, see Footnote 12, “Share-based Compensation” to the Company’s consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 (the “2006 Financial Statements”), which are included as pages F-1 et. seq., in the Company’s Annual Report on Form 10-K, filed with the SEC on February 28, 2007.

(3)	As a member of the Board of Directors and its Audit Committee and chair of the Finance and Investment Committee, Mr. Albro’s annual fee for the year from May 17, 2006 to the 2007 Annual Meeting is $95,000, of which he opted to receive half in cash and half in Units under the Directors Plan.

(4)	As a member of the Board of Directors and chair of the Audit Committee, Mr. Ben-Zvi’s annual fee for the year from May 17, 2006 to the 2007 Annual Meeting is $80,000, of which he opted to receive the entire amount in Units under the Directors Plan.

(5)	Employees of the Company (Messrs. Sennott and Sills) and of Alleghany (Messrs. Dalrymple, Hicks and Slattery), receive no compensation for their service as directors.

(6)	As a member of the Board of Directors and its Audit Committee and Finance and Investment Committee, Mr. Deutsch’s annual fee for the year from May 17, 2006 to the 2007 Annual Meeting would have been $85,000, of which he had opted to receive half in cash and half in Units under the Directors Plan. Mr. Deutsch resigned from the Darwin Board of Directors effective upon the close of business on January 8, 2007, and in connection with his resignation he reimbursed $15,300 of his 2006 — 2007 cash fee to the Company.

(7)	Represents dollar value, expensed by the Company under SFAS 123R, of a total of 5,156 shares credited to Mr. Deutsch in 2006 subject to forfeiture. Upon his resignation with Company approval in January 2007, a total of 1,600 of Mr. Deutsch’s 2,500 restricted shares, and 1,700 of his 2,656 share units, vested and the remaining shares and units were forfeited.

(8)	As a member of the Board of Directors and its Compensation Committee, Dr. Popik’s annual fee for the year from May 17, 2006 to the 2007 Annual Meeting is $65,000, of which he opted to receive the entire amount in Units under the Directors Plan.

(9)	As a member of the Board of Directors and its Compensation Committee, Mr. Reider’s annual fee for the year from May 17, 2006 to the 2007 Annual Meeting is $65,000, of which he opted to receive half in Units under the Directors Plan.

(10)	Mr. Yoskowitz became a member of the Board of Directors on January 18, 2007 and received no compensation during 2006.

Fees Earned or Paid in Cash

Each director who is not employed by Darwin or an affiliate of Darwin receives an annual retainer of $50,000. The Company pays the chair of the Audit Committee an additional $30,000 annual retainer and other members of the Audit Committee an additional $20,000 annual retainer. The chairmen of the Compensation Committee and the Finance and Investment Committee are paid an additional $25,000 annual retainer and other members of these Committees an additional $15,000 annual retainer. We also reimburse non-employee directors for reasonable travel expenses incurred in connection with their services as directors. Director fees are paid on an annual basis, with a maximum of 50% of the total fee payable in cash and between 50% and 100% (at each director’s option) payable in share units as described below. The first payment of director fees was made upon the closing of the Company’s initial public offering in May, 2006. In the future, non-employee director payments will be made as of the first trading day following our Annual Meeting of Stockholders.

Pursuant to the Directors Plan, 50% of all fees (including retainer fees and committee fees) earned by a non-employee director (defined as a director who is not either our employee or an employee of any of our affiliates including Alleghany) are automatically converted into that number of share units equal to the number of shares of Common Stock that could have been purchased with such fees, based: (a) upon the initial public offering price, $16.00 per share, in the case of the first calculation of fees made at the time of the initial public offering closing in May 2006, and (b) thereafter, upon the closing price of our shares of Common Stock on the next trading day after the Company’s Annual Meeting of Stockholders. In addition to the 50% mandatory conversion, each non-employee director may elect to have up to a total of 100% of his fees converted into share units, provided the election is made before the December 31 prior to the year for which the fees are scheduled to be paid. In the case of a new director, such election must be made on the date of his or her election to our Board of Directors. The Directors Plan provides that a maximum of 130,000 shares of Common Stock may be issued thereunder. No shares of Common Stock are actually purchased in connection with the award of share units, but the number of the share units issued is dependent upon the market value of the Common Stock. A non-employee director will receive distributions in respect of share units upon expiration of five calendar years following the year in which his fees were originally converted into share units, or following termination of his service on our Board of Directors or a “change in control” (as defined in the Directors Plan), if earlier. Each distribution in respect of share units will be made in shares of Common Stock.

Stock Awards and Options

The Directors Plan also provided for a grant of restricted shares of Common Stock having a fair market value of $40,000 (or 2,500 shares, based upon the initial public offering price of $16.00 per share) to each of our five non-employee directors upon the completion of the Company’s initial public offering in May 2006. Each grant was evidenced by award agreement providing, among other things, that the restricted stock would be forfeited if the non-employee director resigned from the Board of Directors (other than in connection with a change in control event as defined in the award agreement) prior to the first meeting of the Board of Directors following the anniversary of the date of grant of the restricted stock. In January 2007, the Board of Directors amended the Directors Plan to provide that, if a director’s resignation results from a mutual agreement with the Company, the Board of Directors has discretion to permit a full or partial acceleration of the resigning director’s restricted shares’ vesting. Concurrently with the Plan amendment, the Board of Directors voted to accelerate vesting of 1,600 of the total 2,500 restricted shares awarded to Robert V. Deutsch upon his resignation from the Board of Directors with Company consent. Mr. Deutsch forfeited 900 restricted shares.

The restricted shares may not be sold, assigned, pledged or transferred to any person until the third anniversary of the date of grant; provided, however, that such transfer restrictions shall no longer apply upon (i) the non-employee director’s death; (ii) the non-employee director’s ceasing to be a member of the Board of Directors for any reason after the first meeting of our Board of Directors following the 2007 Annual Meeting; or (iii) upon a “change in control” (as defined in the Directors Plan).

The Board of Directors unanimously recommends a vote “FOR” the election of the ten nominees listed above. Unless otherwise directed in the accompanying proxy, the persons named therein will vote for the election of all of the ten nominees listed above.

2.  APPROVAL OF THE 2006 STOCK INCENTIVE PLAN

The Company’s original restricted stock plan (the “2003 Plan”) had been approved by the original stockholder and in effect since its formation and had reserved a maximum of 1,650,000 shares of Common Stock for issuance thereunder. Prior to the initial public offering, the final 41,250 restricted shares available under the 2003 Plan were awarded to the Company’s Senior Vice President — Underwriting, Paul F. Romano. On May 17, 2006, the Board of Directors adopted the Company’s 2006 Plan, subject to approval of the stockholders at the 2007 Annual Meeting. The 2006 Plan provides for the award of restricted shares, stock options, stock appreciation rights, performance shares, and other stock-based awards and cash payments.

2006 Awards under the 2006 Plan:  A total of 850,000 Common Shares was reserved for issuance under the 2006 Plan. In connection with the closing of the Company’s initial public offering in May 2006, the Company granted to sixteen key employees non-qualified stock options to purchase 170,060 shares of Common Stock under the 2006 Plan. The agreements awarding these options provide that the options are exercisable for ten years from the date of grant (i.e., until May 19, 2016) at an exercise price of $16.00 per share, and they vest at an annual rate of 25% on each of the first four anniversaries of the grant date, provided that the option holder is still employed by Darwin on each vesting date. The award agreements also provide that, upon a change of control of Darwin or upon the death or disability of the option holder during his or her period of employment, or upon the retirement of the option holder, all outstanding options will become fully vested. In November 2006, restricted stock awards totaling 4,816 shares were granted to three employees who had recently joined the Company; such awards vest over a four-year period, with 50% vesting in November 2009 and the remainder in November 2010. The existing option grants, net of an intervening forfeiture of 6,054 option shares, and restricted awards left a total of 681,178 shares remaining available under the 2006 Plan as of December 31, 2006.

February 2007 Awards under the 2006 Plan:  On February 23, 2007, a subcommittee of the Compensation Committee comprised solely of independent directors approved grants to forty Company employees valued at a total of $1,887,940. Each award was divided equally between restricted shares and stock options, with a total award of 37,291 restricted shares and 92,316 stock options. Using the 2006 Plan’s fair market value definition (i.e., median of the high and low trades of the Company’s Common Stock on its principal exchange on the date of grant), each restricted share was valued at $25.30 per share. Such fair market value, together with duration, interest rate and volatility factors approved by such subcommittee, resulted in a Black-Scholes valuation of $10.22 for each option share awarded.

As a result of the February 2007 awards, approximately 552,000 shares remained available under the 2006 Plan as of the date of this Proxy Statement, subject to increase in the event of subsequent forfeitures.

All option grants and restricted stock awards have been granted subject to stockholders’ approval of the 2006 Plan at the 2007 Annual Meeting. If approved, and if the full total of 850,000 Common Shares reserved for issuance under the 2006 Plan was ultimately issued, the effect of the 2006 Plan would dilute the Company’s equity by approximately 5% of the Common Stock outstanding as of December 31, 2006, which the Board of Directors views as reasonable. In the event that stockholder approval is not obtained, all existing grants and awards will become void.

The following is a summary of the material terms of the 2006 Plan. This description is qualified by reference to the full text of the 2006 Plan, which is attached hereto as Exhibit A.

Description of the 2006 Plan

1.  Purposes.  The purposes of the 2006 Plan are to further the long-term growth of the Company, to the benefit of its stockholders, by providing incentives to the officers and other key employees of the Company and its subsidiaries (the “Participants”) who will be largely responsible for such growth, and to assist the Company in attracting and retaining executives of experience and ability on a basis competitive with industry practices. The 2006 Plan permits the Company to provide incentive compensation in the form of, or based upon the value of, Common Stock of the types commonly known as restricted stock, stock options, stock appreciation rights and performance shares, as well as other types of equity-based incentive compensation (collectively, the “Awards”).

2.  Reservation of Shares.  Subject to adjustment as provided in the 2006 Plan, 850,000 shares of Common Stock may be issued pursuant to Awards under the 2006 Plan. Shares to be issued under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Company as treasury shares, including shares acquired by purchase.

Counting of Shares.  No Award may be granted if the number of shares of Common Stock to which such Award relates, when added to the number of shares of Common Stock previously issued under the Plan and the number of shares of Common Stock which may then be acquired pursuant to other outstanding, unexercised Awards, exceeds the number of shares of Common Stock then available for issuance pursuant to the 2006 Plan. If any shares of Common Stock subject to an Award are forfeited or if an Award is settled in cash or if it otherwise terminates or is settled for any reason without an actual issuance of shares to the Participant, then shares with respect to such Award that had been counted against the total number available for issuance pursuant to the Plan shall, to the extent of such forfeiture, settlement, or termination, again be available for Awards under the Plan. The Committee may adopt procedures for the counting of shares of Common Stock relating to any Award to ensure appropriate counting, avoid double counting, and provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with an Award. The following shares of Common Stock shall not again be available for issuance as Awards under the 2006 Plan: (i) shares tendered to pay all or any part of the exercise price on any option to purchase a specified number of shares at a fixed exercise price (an “Option”), (ii) shares retained by the Company in satisfaction of the Participant’s obligation for withholding taxes, and (iii) shares not issued as a result of a net exercise of an Option.

Adjustments.  In the event of any corporate transaction involving the Company (including, without limitation, a subdivision or combination or exchange of the outstanding shares of Common Stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Company), the Board of Directors shall make such equitable adjustments as it may deem appropriate in the 2006 Plan and the Awards thereunder, as described in the 2006 Plan. Moreover, in the event of any such transaction, the Board of Directors may provide in substitution for any or all outstanding Awards under the 2006 Plan such alternative consideration as it may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Agreements evidencing Awards may include such provisions as the Committee may deem appropriate with respect to the adjustments to be made to the terms of such Awards upon the occurrence of any of the foregoing events.

3.  Administration.  The 2006 Plan is administered by the Compensation Committee or such other committee of two or more directors as the Board of Directors of the Company may from time to time designate (the Compensation Committee or such other designated committee is referred to in this description as the “Plan Committee”). The Plan Committee has exclusive power to select the officers or other key employees to participate in the 2006 Plan, to determine the type, size and terms and conditions of Awards and all other matters to be determined in connection with any Award made to each Participant selected, and to determine the time or times when Awards will be granted. However, if the Plan Committee is not the Compensation Committee of the Board of Directors, then an Award granted under the 2006 Plan to any Participant will be revoked if such Award is not thereafter ratified by the Compensation Committee of the Board of Directors. The Plan Committee’s interpretation of the Plan or of any Awards granted thereunder shall be final and binding on all parties concerned, including the Company and any Participant. The Plan Committee shall have the authority, subject to the provisions of the 2006 Plan, to correct any defect or supply any omission or reconcile any inconsistency, and to adopt, revise and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

4.  Eligibility.  Awards under the 2006 Plan may be granted to any officer and other key employee of the Company or any subsidiary selected by the Committee.

5.  Awards.  Awards under the 2006 Plan may include, but need not be limited to, shares of Common Stock that may be subject to certain restrictions and to a risk of forfeiture (“Restricted Stock”), Options, rights to receive the appreciation of Common Stock from the date of grant to the date of exercise (“SARs”) and a book-entry unit with an initial value equal to Common Stock on the date of grant (“Performance Shares”). The Plan Committee may also make any other type of Award payable in, or valued in whole or in part by reference to, shares of Common Stock (“Stock-Based Awards”) deemed by the Plan Committee to be consistent with the purposes of the 2006 Plan.

In making an Award, the Plan Committee may (i) specify that the right to exercise, receive, retain and/or transfer such Award shall be conditional upon the fulfillment of specified conditions, including, without limitation, completion of specified periods of service in the Company’s employ and/or the achievement of specified business and/or personal performance goals, and (ii) provide for the forfeiture of all or any portion of any such Awards in specified circumstances. The Plan Committee may also specify by whom and/or in what manner the accomplishment of any such performance goals shall be determined. The term of each Award shall be for such period as may be determined by the Plan Committee; provided, however, that in no event shall the term of any Award exceed a period of ten years from the date of grant.

Restricted Stock.  The Plan Committee may grant Restricted Stock to Participants on the following terms and conditions: (i) Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Plan Committee may impose at the date of grant or thereafter, which restrictions, if any, may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Plan Committee may determine. Except to the extent restricted under an Award agreement, a Participant granted Restricted Stock shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends thereon; (ii) except as otherwise determined by the Plan Committee, at the date of grant or thereafter, upon termination of employment prior to specific vesting dates, shares of Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; and (iii) Restricted Stock granted under the Plan may be evidenced in such manner as the Plan Committee shall determine.

Options.  The Plan Committee may grant Options to Participants on the following terms and conditions: (i) an Option shall confer on the Participant the right to purchase a specified number of shares of Common Stock at a fixed exercise price (the “Exercise Price”), and Options granted may include both Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), and Options not intended to so qualify; (ii) the term of any Option shall be determined by the Plan Committee, but in no event shall any Option be exercisable more than ten years after the date on which it was granted; (iii) the Exercise Price at which shares of Common Stock may be purchased pursuant to any Option shall be determined by the Plan Committee at the time the Option is granted, but in no event shall the Exercise Price be less than 100 percent of the Fair Market Value of such shares on the date the Option is granted. “Fair Market Value” under the 2006 Plan is the mean of the high and low sales prices of the Common Stock on the grant date as reported on the stock exchange or market on which the Company’s Common Stock is primarily traded, or, if no sale is made on such date, then Fair Market Value is the weighted average of the mean of the high and low sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded; (iv) upon exercise of an Option, the Exercise Price shall be payable in cash, or, at the discretion of the Plan Committee, in shares of Common Stock valued at the Fair Market Value thereof on the date of payment, or a combination of cash and shares; (v) the Company may, if the Plan Committee so determines, accept the surrender by a Participant of an Option, in consideration of a payment by the Company equal to the difference obtained by subtracting the aggregate Exercise Price from the aggregate Fair Market Value of the Common Stock covered by the Option on the date of such surrender, such payment to be in cash, or, if the Committee so provides, in shares of Common Stock valued at Fair Market Value on the date of such surrender, or partly in shares of Common Stock and partly in cash.

Stock Appreciation Rights.  The Plan Committee is authorized to grant SARs to Participants on the following terms and conditions: (i) each SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Common Stock on the date of exercise over (B) the Fair Market Value of one share of Common Stock on the date of grant of the SAR (the “Grant Value”); (ii) the Plan Committee shall determine the time or times at which a SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, the method by which shares of Common Stock will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR.

Performance Shares.  The Plan Committee is authorized to grant Awards of Performance Shares to Participants with a value equal to the Fair Market Value of one share of Common Stock on the date of grant. An Award of Performance Shares shall vest and become payable to a Participant after a specified period of continued employment with the Company or a subsidiary or upon the achievement of specified performance goals, as determined by the Plan Committee. Settlement of Performance Shares shall be made in cash or shares of Common Stock or any combination thereof, as determined by the Plan Committee.

Other Stock-Based Awards.  The Plan Committee is authorized, subject to limitations under applicable law, to grant to Participants Stock-Based Awards, in addition to those described above, as deemed by the Committee to be consistent with the purposes of the 2006 Plan, including Stock-Based Awards granted in substitution for any other right of a Participant to receive payment of compensation from the Company or a subsidiary. The Plan Committee shall determine the terms and conditions of such Awards.

Cash Payments.  The Plan Committee is authorized, subject to limitations under applicable law, to grant to Participants cash payments, including cash payments of dividend equivalents with respect to a specified number of shares of Common Stock, whether awarded separately or as a supplement to any other Award. The Plan Committee shall determine the terms and conditions of such cash payment Awards.

6.  Term; Amendment and Termination.  If approved by the Company’s stockholders at the 2007 Annual Meeting, the term of the 2006 Plan will be ten years from the date of its adoption by the Board of Directors. Therefore, if approved, the 2006 Plan will terminate on May 17, 2016, unless earlier terminated by the Board of Directors. The Board of Directors may terminate or amend the 2006 Plan at any time, subject to stockholder approval under certain circumstances provided in the 2006 Plan. However, no termination or amendment of the 2006 Plan may materially and adversely affect the rights of a Participant under any previously granted Award.

New Plan Benefits.

The table below discloses the benefits or amounts that will be received by or allocated to each of the persons or groups named under the 2006 Plan, pursuant to restricted stock and stock option awards approved by the Compensation Committee on February 23, 2007, subject to approval by stockholders at the 2007 Annual Meeting, to the extent such benefits are determinable. Note that employee stock options and restricted stock granted to our CEO, Stephen J. Sills, and to the other four executive officers of the Company named in the table below (together, with Mr. Sills, being the “Named Executive Officers”) in May, 2006 are disclosed in the table captioned “Grants of Plan-based Awards in 2006” on page 33 below. During 2006, executive officers as a group were awarded 41,250 shares of restricted stock under the 2003 Plan, but were not awarded any shares of restricted stock under the 2006 Plan. Executives as a group were awarded options to purchase 119,316 shares of Common Stock, at an average exercise price of $16.00 per share. All other employees, as a group, were awarded 4,816 shares of restricted stock and were awarded options to purchase 50,744 shares of Common Stock under the 2006 Plan at an average exercise price of $16.00 per share.

		Number of
		Restricted	Number of Stock
Name and Position	Dollar Value ($)*	Shares(1)	Options(2)

Stephen J. Sills,	$293,612	5,803	14,365
President and CEO
David J. Newman,	119,956	2,371	5,869
SVP and Chief Underwriting Officer
Paul F. Romano,	128,750	2,544	6,299
SVP Underwriting
Mark I. Rosen,	313,113	6,188	15,319
SVP and General Counsel(3)
John L. Sennott, Jr.,	128,750	2,544	6,299
SVP and CFO
Executives as a Group (7 persons)	1,178,349	23,288	57,651
Non-executive Employees as a Group (29 persons)	709,591	14,003	34,665

*	For an explanation of these dollar amounts, see “Compensation Discussion and Analysis”

(1)	Pursuant to the 2006 Plan, the fair market value of the restricted shares awarded was established as $25.30, the median of the high and the low trade values of the Company’s Common Stock on the NYSE Arca on February 23, 2007, the date of grant.

(2)	The Compensation Committee approved the establishment of the fair market value of the options through the Black-Scholes valuation model, which yielded a fair market value of $10.22 per share, utilizing the following parameters: $25.30 as the current market value of a share of Company stock, 6.25 years as the expected term of the option, 4.72% as the risk-free interest rate and 30.4% as the volatility factor.

(3)	Mr. Rosen’s award included a one-time $150,000 additional benefit in recognition of his agreement to defer the exercise of his 2007 retirement rights under the terms of his Employment Agreement.

Securities Authorized for Issuance

The following table summarizes information as of December 31, 2006 relating to the compensation plans under which equity securities of the Company are authorized for issuance:

	(a)	(b)	(c)
	Number of Shares to be	Weighted Average	Number of Shares Remaining for
	Issued upon Exercise of	Exercise Price of	Future Issuance under Equity
	Outstanding Option,	Outstanding Options,	Compensation Plans (Excluding
Plan Category	Warrants and Rights	Warrants and Rights	Shares Reflected in Col. (a))

Equity compensation plans approved by stockholders	—	—	—
Equity compensation plans not approved by stock holders(1)	180,725	$16.00	787,532	(2)
Total	180,725		787,532

(1)	Represents the 2006 Plan (total of 850,000 shares reserved) and the Directors Plan (total of 130,000 shares reserved), which are being submitted for approval by stockholders at the 2007 Annual Meeting of Stockholders. At December 31, 2006 a total of 164,006 options were outstanding, exercisable at $16.00 per share. At that date, a total of 16,719 Units were outstanding under the Directors Plan,

(2)	Represents total shares reserved for issuance under both the 2006 Plan and the Directors Plan (980,000), minus (x) stock options outstanding (164,006) and restricted shares outstanding (4,816) under the 2006 Plan, and (y) restricted shares outstanding (12,500) and Share Unit awards (16,719) outstanding under the Directors Plan.

U.S. Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences of awards under the 2006 Plan to participants who are subject to United States tax. The tax consequences of the 2006 Plan to the Company and participants in other jurisdictions is not summarized below.

Options.  An optionee will not generally recognize taxable income upon the grant of a nonqualified share option to purchase Common Shares. Upon exercise of the option, the optionee will generally recognize ordinary income for federal income tax purposes equal to the excess of the fair market value of the shares over the exercise price. The tax basis of the shares in the hands of the optionee will equal the exercise price paid for the shares plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the shares for capital gains purposes will commence on the day the option is exercised. An optionee who sells any of the shares will recognize capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on the sale. The Company will be entitled to a federal income tax deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

An optionee will not generally recognize income upon the grant of an incentive stock option to purchase shares and will not generally recognize income upon exercise of the option, provided the optionee is an employee of the Company or a subsidiary at all times from the date of grant until three months prior to exercise. If an optionee who has exercised an incentive share option sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, capital gain or loss will be recognized equal to the difference between the sales price and the exercise price. An optionee who sells the shares before the expiration of this holding period will generally recognize ordinary income upon the sale, and the Company will be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Other Awards.  The current United States federal income tax consequences of other awards authorized under the 2006 Plan are generally in accordance with the following: (i) stock appreciation rights are generally subject to ordinary income tax at the time of exercise; (ii) restricted Common Shares are generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; and (iii) performance shares are generally subject to ordinary income tax at the time of payment. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Certain Qualifying Awards.  The Committee may grant an Award to any Participant with the intent that such award qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986 (a “Qualifying Award”). The right to receive or retain any award granted as a Qualifying Award (other than an Option or SAR) is conditional upon the achievement of specified performance goals during a calendar year or such other period (a “Performance Period”) as may be established by the Committee. Performance goals shall be established in writing by the Committee prior to the beginning of each Performance Period, or at such other time no later than such time as is permitted by the applicable provisions of the Code. Such performance goals, which may vary from Participant to Participant and Award to Award, shall be based upon the attainment of specific amounts of, or increases (or improvement) in, one or more of the following: the Fair Market Value of Common Stock, revenues, operating income, cash flow, earnings before income taxes, net income, earnings per share, stockholders’ equity, return on equity, underwriting profits, compound growth in net loss and loss adjustment expense reserves, loss ratio or combined ratio of the Company’s insurance businesses, operating efficiency or strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures, all whether applicable to the Company or any relevant subsidiary or business unit or entity in which the Company has a significant investment, or any combination thereof as the Committee may deem appropriate. Each performance goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, may provide for the inclusion, exclusion or averaging of specified items in whole or in part, such as catastrophe losses, realized gains or losses on strategic investments, discontinued operations, extraordinary items, accounting changes, and unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares outstanding, assets or net assets. Prior to the payment of any Award granted as a Qualifying Award, the Committee will certify in writing that the performance goals were satisfied. The maximum number of shares of Common Stock with respect to which Qualifying Awards may be granted to any Participant in any calendar year will be 127,500 shares of Common Stock, subject to adjustment as provided in the 2006 Plan.

Exchange and Buy Out; Limitation on Repricing

The Compensation Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, shares of Common Stock, other Awards, or other property based on such terms and conditions as the Compensation Committee determines and communicates to a Participant at the time that such offer is made. Notwithstanding the foregoing, unless such action is approved by Company stockholders, the Exercise Price of any outstanding Option or the Grant Value of an SAR may not be reduced (except in the event of a change in capital structure as prescribed in the 2006 Plan), nor may an Option or an SAR be cancelled and a new Option or SAR granted in consideration therefor (whether for the same or a different number of shares) having a lower Exercise Price or issued at a Grant Value less than the Exercise Price of the Option or the Grant Value of the SAR cancelled.

The Board of Directors unanimously recommends a vote “FOR” the approval of the 2006 Plan.

3.  APPROVAL OF THE STOCK AND UNIT PLAN FOR NONEMPLOYEE DIRECTORS

On May 17, 2006, the Board of Directors adopted the Darwin Professional Underwriters, Inc. Stock and Unit Plan for Non-Employee Directors. It subsequently adopted two amendments thereto, as follows: (a) at the Board of Directors meeting held on August 9, 2006, the distribution provision was amended to require that benefits be distributed in the form of shares of Common Stock, and removed the option to receive cash; and (b) by consent resolution effective January 25, 2007, with respect to permitting accelerated vesting of restricted shares in the event of a director resignation upon mutual agreement with the Board of Directors. A total of 130,000 shares was reserved for issue under the Directors Plan. The following description of the Directors Plan is qualified in its entirety by reference to the full text of the Directors Plan, attached as an Exhibit B to this Proxy Statement.

The Directors Plan applies only to non-employee directors, defined as a director who is neither a Darwin employee nor an employee of any affiliate, including Alleghany. Pursuant to the Directors Plan, 50% of all fees

(including retainer fees and committee fees) earned by a non-employee director are automatically converted into that number of share units equal to the number of shares of Common Stock that could have been purchased with such fees. For the first grant of share units under the Directors Plan in May 2006, the number of shares subject to the share units was based upon the initial public offering price ($16.00 per share), divided into the portion (either 50% of 100%, see below) of annual director’s fees to be earned during the 2006 — 2007 year. From and after the 2007 Annual Meeting, each grant of share units will be based upon the closing price of our shares of Common Stock on the first trading day after the applicable annual meeting of stockholders. In addition to the 50% mandatory conversion, each non-employee director may elect to have up to a total of 100% of his fees converted into share units, provided the election is made before the December 31 prior to the year for which the fees are scheduled to be paid. In the case of a new director, such election must be made on the date of his or her election to our Board of Directors.

No shares of Common Stock are actually purchased in connection with the share units, but the number of the share units is dependent upon the market value of our shares on the calculation date. A non-employee director will receive distributions in respect of share units following the expiration of five calendar years following the year in which his fees were originally converted into share units, or following termination of his service on our Board of Directors or a “change in control” (as defined in the Directors Plan), if earlier. Each distribution in respect of share units will be made in shares of Common Stock.

The terms of the Directors Plan also provided for a one-time grant of restricted shares of Common Stock to each non-employee director. Each grant represented a fair market value of $40,000 (or 2,500 restricted shares, based upon the $16.00 per share initial public offering price) for each of our five non-employee directors at the date of the offering. Each of these grants was evidenced by an award agreement providing, among other things, that the restricted stock would be forfeited if the non-employee director resigned from Darwin’s Board of Directors (other than in connection with a change in control event, as defined in the award agreement) prior to the first meeting of the Board of Directors following the 2007 Annual Meeting. The restricted shares may not be sold, assigned, pledged or transferred to any person until the third anniversary of the date of grant; provided, however, that such transfer restrictions shall no longer apply upon (i) the non-employee director’s death; (ii) the non-employee director’s ceasing to be a member of the Board of Directors for any reason after the first meeting of our Board of Directors following the 2007 Annual Meeting; or (iii) upon a “change in control” (as defined in the Directors Plan). The Directors Plan provides that a maximum of 130,000 shares of Common Stock may be issued thereunder. At March 1, 2007, a total of 102,637 shares remained available for issuance under the Directors Plan. For information with respect to shares previously awarded under the Directors Plan, see “Directors Compensation” table on page 11.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Directors Plan.

4.  RATIFICATION OF SELECTION OF KPMG LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as Darwin’s independent registered public accounting firm for the year 2007. Darwin will submit a resolution to stockholders at the 2007 Annual Meeting for ratification of this selection. Ratification by stockholders is not a prerequisite to the Committee’s selection of KPMG LLP as independent registered public accounting firm; however, Darwin believes that such ratification is desirable. If stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm.

The following table summarizes the fees for professional audit services rendered by KPMG LLP for the audit of Darwin’s annual financial statements for the years 2006 and 2005, and fees KPMG LLP billed for other services rendered to Darwin for the years ended December 31, 2006 and 2005:

	2006	2005

Audit Fees	$310,600	$160,500
Audit-Related Fees	487,800	—
Tax Fees	—	—
All Other Fees	—	—

Total	$798,400	$160,500

Audit Fees include the audit of the Company, quarterly reviews since the Company’s initial public offering, statutory audits, consents, and assistance with and review of documents filed with the SEC as well as procedures on the effectiveness of Internal Controls over Financial Reporting and management’s assessment of such effectiveness for purposes of Alleghany. The amounts shown for “Audit-Related Fees” consisted primarily of services in connection with the Company’s registration statements, review of the Company’s responses to SEC comment letters, the issuance of related consents and comfort letters, and due diligence assistance. The Company did not have any “Tax Fees” for tax compliance and review regarding the accounting treatment of various tax matters, nor Other Fees during 2005 and 2006.

Audit and permissible non-audit services that KPMG LLP may provide to Darwin must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for KPMG LLP in a material amount. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether KPMG LLP’s provision of any non-audit service to Darwin is compatible with maintaining the independence of KPMG LLP.

We expect a representative of KPMG LLP to be present at the 2007 Annual Meeting, who will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as independent registered public accounting firm for the Company.

AUDIT COMMITTEE REPORT

The Audit Committee has met to review and discuss Darwin’s audited financial statements as of December 31, 2006 and for the fiscal year then ended, including Darwin’s specific disclosure under management’s discussion and analysis of financial condition and results of operation and critical accounting policies, with management and KPMG LLP, Darwin’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as issued by the Auditing Standards Board of the American Institute of Certified Public Accountants. KPMG LLP reported to the Audit Committee regarding the critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the audited financial statements as of December 31, 2006 and for the fiscal year then ended.

KPMG LLP provided a report to the Audit Committee describing KPMG LLP’s quality-control procedures and related matters. KPMG LLP also provided to the Audit Committee the written disclosures and the letter required by Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Independence Standards Board, and the Audit Committee discussed with KPMG LLP its independence. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether any provision by KPMG LLP of non-audit services to Darwin is compatible with maintaining the independence of KPMG LLP.

Based on the reviews and discussions with management and KPMG LLP referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Darwin’s Annual Report on Form 10-K for the year ended December 31, 2006. The Audit Committee also selected KPMG LLP as Darwin’s independent registered public accounting firm for the year 2007, subject to stockholder ratification.

R. Bruce Albro, Phillip N. Ben-Zvi (Chair) and Irving B. Yoskowitz
Audit Committee of the Board of Directors

5.  ALL OTHER MATTERS THAT MAY COME BEFORE THE 2007 ANNUAL MEETING

As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for the consideration of stockholders at the 2007 Annual Meeting other than those referenced above. As to other business, if any, that may come before the 2007 Annual Meeting of Stockholders, proxies in the enclosed form will be voted in accordance with the judgment of the person or person(s) voting on the proxies.

COMPENSATION DISCLOSURES

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

From March 2003 until February 2005, Mr. Hicks, who chairs the Compensation Committee, served as chairman of the Company’s Board of Directors. Mr. Hicks did not receive any compensation for his service as chairman of the Board of Directors and, as President and Chief Executive Officer of Alleghany, does not receive compensation for his service as director of the Company. Aside from Mr. Hicks’ prior service as chairman of our Board of Directors, none of the members of the Compensation Committee and none of our executive officers has had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has met to review and discuss with Darwin’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis” appearing within this proxy statement. Based on its review and discussions with management regarding such disclosure, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Darwin’s Annual Report on Form 10-K for the year-ended December 31, 2006.

Weston M. Hicks (Chair), William C. Popik and George M. Reider, Jr.
Compensation Committee of the Board of Directors

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and General Description

Introduction:  Darwin is a specialty insurance holding company based in Farmington, Connecticut and has been in operation since March 2003. We are managed by an experienced staff, including the President and six Senior

Vice Presidents. Our executive compensation program is administered by the Board of Directors’s Compensation Committee which is currently composed of three directors, two of whom are independent directors. Our Compensation Committee Chairman, Weston M. Hicks, is also the President and CEO of Alleghany, the holder of approximately 55% of Darwin’s outstanding Common Stock. The Compensation Committee establishes the level and components of compensation for the Company’s President and CEO, and it reviews and approves annually the CEO’s compensation decisions relating to the Company’s senior officers, including those named herein (the “Named Executive Officers.”) In addition, the Company engaged Pearl Meyer & Partners (PM&P), a nationally recognized compensation consulting firm, as outside compensation experts to advise on executive compensation matters.

Our corporate objective is to create stockholder value through above-average growth and the generation of superior returns on equity. In this regard, we seek to generate returns on equity at double digit rates over the long term without employing excessive amounts of financial leverage or taking undue amounts of operating risk. The intent of our executive compensation program is to provide competitive total compensation to the Named Executive Officers on a basis that links their interests with the interests of our stockholders in creating stockholder value.

Since our founding, the Company’s executive compensation program has been under the supervision of the Compensation Committee and has included elements of fixed salary, pay-for-performance (annual incentive program, LTIP) and equity-based compensation (2003 restricted stock program), as discussed at greater length below. Prior to our May 2006 initial public offering, the Compensation Committee was comprised of three Alleghany employees, with additional oversight provided by the compensation committee of the Alleghany Board of Directors. In anticipation of the transition to public company status, the Compensation Committee had authorized the Company to engage Pearl Meyer & Partners (PM&P), a nationally recognized compensation consulting firm, as outside compensation experts to advise on executive compensation matters. Several of the compensation program developments approved by the Compensation Committee and described below (e.g., the LTIP revisions and the proposal to create the 2006 Plan) grew out of the PM&P work in connection with this engagement.

As a newly public company, the Company’s compensation structure was the subject of careful review and reassessment during 2006 in connection with its initial public offering. The Company’s overall philosophy has to a large extent been driven both by our business model and our location in greater Hartford, each of which requires us to compete for talent with several larger, more mature property-casualty insurance companies. To compete effectively in our markets, Darwin has had to build and retain a senior management team that is well-respected and thoroughly experienced in the specialty liability insurance arena. In order to recruit such executive expertise, our rewards strategy tends to reflect the group of larger, longer-established entities that represent our peer group for insurance underwriting purposes.

Compensation adjustments and awards are made annually by the Compensation Committee at a meeting during the Company’s first quarter, generally in late February. That occasion was selected because it affords an opportunity to review the Company’s prior year financial results, as well as to assess the performance of management for the previous calendar year. In addition, the Compensation Committee deems it desirable that awards under any equity-based plan be made on a regular, determinable date each year.

In evaluating our executive compensation program during 2006, the Compensation Committee was advised by PM&P as to the compensation levels of other companies that might compete with us for executive talent. Competitive market data was developed by PM&P from several different sources, including proxy statements of companies similar in industry, scope or size to us and various published compensation survey sources. We do not seek to set our executive compensation soley by reference to a benchmark or peer group; rather, we use the competitive market data to provide insights into our compensation levels, mix and strategies. Our senior officers have all been recruited in mid-career and our compensation must be reasonably competitive with that of their former employers. However, we do not seek to compete for executive talent solely on the basis of compensation. Rather, we also compete by offering what we believe is a unique professional opportunity to work in an entrepreneurial environment where the focus is on building long-term stockholder value. We believe that our executive team all share an “ownership” mentality. As evidence of this, although senior officers were already holders of restricted stock granted under the 2003 Plan, each bought additional shares of stock at the time of the Company’s initial public offering in May, 2006.

Performance-based Goals:  A significant portion of the Named Executive Officers’ compensation is tied to Darwin’s financial performance. The annual cash incentive portion of direct compensation is calculated based upon a percentage of salary, with the target bonus for the Named Executive Officers being 50% of annual salary, a level which we believe to be appropriate in recognition of the emphasis the Company places on performance-oriented compensation, as based on our experience and our review of the PM&P studies. The payment of any bonus is 80% dependent on our financial performance, and 20% dependent upon each individual’s personal achievement during the year. We selected the 80% — 20% ratio because we believe that, at the Company’s current stage of development, contribution to the Company’s overall financial performance should be the principal motivating factor for our managers, with achievement of personal goals being a significant, but secondary, factor.

Another component of cash compensation is the Company’s Long Term Incentive Plan (“LTIP”) for members of management and certain other key employees. With respect to LTIP Profit Pool Years through and including 2005, the LTIP allocates 20% of the underwriting profitability plus an allocation for calendar year interest income (i.e., the interest on the net assets generated by the Company’s underwriting activities, calculated at the ten-year treasury rate of interest) in each year for the LTIP participants based on their assigned percentage interest. Beginning with the 2006 profit pool year, the allocation of profits is determined by allocating 20% of the underwriting profitability in excess of 5% underwriting profitability and the allocation of investment income is eliminated. LTIP participants vest in their ownership of these funds over a four-year seasoning period. The payments due are then staggered over the fourth, fifth and sixth years following the subject Profit Pool Year. This six-year payout schedule and vesting requirement are designed both to retain the management team over the long-term, and to allow a reasonable period for development of losses under lines of insurance with longer “tails” (i.e., the period of time until claims under an insurance policy are liquidated and the actual loss experience becomes certain).

The right of offset exists where, in the event that any profit pool year produces a negative underwriting result, that negative amount would be, in effect, “cured” by netting it against any unpaid profit pool year award otherwise due management. Such offset can be applied against any of the unpaid profit pool year balances whether prior or subsequent to the year in question. We believe that this carry back and carry forward feature uniquely aligns management with other Company stakeholders and provides a tangible incentive for Darwin to perform profitably in all underwriting cycles.

Although our compensation is largely performance based, our intention is not to provide incentive for performance achievements attained by employing excessive financial leverage or by taking undue operating risk. Thus, annual cash incentive compensation is “capped” at a maximum payout once a certain level of financial performance is attained. Such financial performance is measured by the insurance subsidiaries’ combined ratio, that is, losses and loss adjustment expenses, plus general expense, as a percent of premiums earned during the year. Our goal is to promote management action aimed at growing the intrinsic value of our franchise and not just the market value of our stock. We believe that over time intrinsic value should be reflected in the price of our Common Stock.

Compensation for Named Executives in 2006:  The components of compensation paid to the Named Executive Officers in 2006 consisted principally of:

•	Base salary

•	Annual cash incentive compensation

•	Annual grants of long-term equity based incentives

•	Annual grants of long-term cash based incentives through the LTIP

•	Savings benefits under our 401(k) plan

Total Direct Compensation:  Total Direct Compensation (“TDC”) is the sum of total cash compensation, annual and long-term cash incentive and any equity-based incentive compensation we will pay if performance goals are fully met. To assist us in establishing TDC, in February 2006 we received a report from PM&P, entitled “Compensation Strategy: Competitive Assessment of Compensation for Executive Positions” (the “Pre-IPO

Study”). The Pre-IPO Study data was based on PM&P’s study of the compensation of senior management at Darwin and at a number of other specialty insurance companies. PM&P updated and expanded on its Pre-IPO Study with a “Review of Executive Rewards Competitiveness and Discussion of Equity-based Long-term Incentive Plan Design” in November 2006 (the “Post-IPO Study”).

Two peer groupings were created for PM&P’s Pre-IPO Study: (1) an eleven firm group of property-casualty insurance companies with 2004 U.S. revenues of less than $300 million and an IPO since January 2004; and (2) a fifteen firm group comprised of property-casualty insurance companies with 2004 U.S. revenues of between $75 million and $600 million, and a median of $240 million. Though the other companies in the PM&P study groupings were substantially larger than Darwin (which had $89 million in revenues for the same period), they were deemed representative of the class of entities that recruits executives similar in skills and background to those we recruit. As is true of most studies like the PM&P work, much of the data was derived from proxy statement disclosures and therefore covers in detail only those individuals for whom compensation information is disclosed publicly (typically, only the five most highly compensated officers at each peer group company). Generally, this correlated to our president, chief financial officer, chief legal officer, chief underwriting officer and senior vice president in charge of underwriting operations, and chief actuary. PM&P also provided us with data that was less company-specific to assist us in establishing compensation at other levels within our organization.

CEO Compensation:  Through May 19, 2006, Darwin was a wholly-owned subsidiary of Alleghany, and as such, compensation for our chief executive officer, Stephen Sills, was set principally through negotiation with management of the parent corporation, subject to the compensation philosophy and principles of that corporation. The results of the February 2006 Pre-IPO Study provided our management with a starting point for compensation analysis in preparation for our transition to public ownership. We looked extensively at a number of comparisons displayed in the Pre-IPO Study, particularly comparisons of Darwin executives’ target total cash compensation versus PM&P’s estimates of targeted total cash compensation of the companies in the Pre-IPO Study’s peer groupings. In the case of Mr. Sills, we also considered Darwin’s performance during the time since its inception in March 2003, as well as the anticipated level of difficulty of replacing Mr. Sills with someone of comparable experience and skill.

In February 2006, the Compensation Committee established Mr. Sills 2006 base salary at $489,353, a 3.0% increase over his 2005 base salary, which the Committee deemed to be a reasonable cost of living adjustment. Based on the information in the PM&P Pre-IPO Study, the Compensation Committee determined that the 2006 base salary for Mr. Sills was in the 50th percentile of base salaries for the larger (fifteen-company) peer group, and above the 75th percentile for the smaller (eleven-company) IPO peer group. Similarly, targeted cash compensation for Mr. Sills in 2006 was, at $741,153, in the 70th percentile of PM&P’s IPO peer group and in the 35th percentile of the broader public company peer group. We considered this information in connection with Mr. Sills’ overall compensation, along with other factors, including the competitive environment for insurance executives in the Hartford, Connecticut area. Based on our review of these factors, we determined that Mr. Sills’ compensation was reasonable.

The Company’s overall financial performance targets for purposes of eligibility for annual cash incentives are detailed below (see “Components of Compensation — Annual Cash Incentive Compensation”). Mr. Sills’ cash bonus for 2006, as well as that of all other participants in the annual cash incentive plan, was based upon target achievement, with actual net underwriting income being equal to 101% of the target plan level. In addition, Mr. Sills’ personal performance goals during 2006 were established at the beginning of the year; they included principally the development and implementation of a comprehensive plan of succession for Darwin’s key managers and oversight of the Company’s initial public offering and its transition to public company status, both of which were achieved during the year.

CFO and other Executive Officers:  We followed a similar process with respect to assessing the competitiveness of targeted cash compensation for our other senior management personnel, including: our senior vice president for information technology, Robert J. Asensio; our chief actuary, Paul C. Martin; our chief underwriter, David J. Newman; our senior vice president in charge of underwriting, Paul F. Romano; our chief legal officer, Mark I. Rosen; and our chief financial officer, John L. Sennott, Jr. In each case, the officer’s 2006 base salary was established at his 2005 base, plus 3.0% which is considered to be a cost of living adjustment. The competitiveness of the officer’s base salary and targeted total cash was then compared to three peer groups, an eleven-member IPO peer group; a wider, fifteen-firm peer group comprised of larger, more mature insurance companies and a “broad” peer group, the data for which was drawn from national survey results available to PM&P. Based upon this review, we determined that the base salary levels were reasonable for 2006.

Each of our Named Executive Officers had specific performance goals and objectives which had been agreed upon with Mr. Sills for 2006. Mr. Newman is our chief underwriting officer, and his goals related to management of the Company’s portfolio of insurance risks, development and enhancement of rating plans and guidelines and new product development. As Senior Vice President for Underwriting operations, Mr. Romano’s goals pertained to marketing and communications initiatives, business development and distribution management. Mr. Rosen is our chief legal officer as well as the head of the Claims Department; his goals were focused on enhancing the Claims Department infrastructure and operation, as well as providing legal support for our underwriting operations. Our CFO, Mr. Sennott, had external goals that included supervising the Company’s 2006 initial public offering and developing relationships with the investment and analyst community, as well as internal goals relating to management information systems and the Company’s investment function. At the February 23, 2007 meeting of the Compensation Committee of the Board of Directors, cash incentive plan awards were approved, based upon the Company’s achievement of “target” level financial performance (see “Components of Compensation — Annual Cash Incentive Compensation” below), as well as upon the CEO’s recommendation with respect to individual achievements of such officers during 2006.

Components of Compensation

The PM&P Post-IPO Study provided support for a proposed long-term equity compensation program recommendation by Messrs. Sills and Sennott for Compensation Committee consideration. In the Post-IPO Study PM&P updated its prior proxy-based analysis of named executives at companies in the peer groupings that had been created earlier in the Pre-IPO Study. It also supplemented such data with survey analyses which included senior executives and middle managers. Findings in the Post-IPO Study suggested that Darwin’s senior officers’ salary, total cash compensation and total direct compensation levels were at or slightly below the median levels, with the exception of the chief legal officer’s compensation segments, which were at or near the top of the range. Based on its analyses and Darwin’s objective to implement an equity-based long-term incentive program with annual grants, PM&P proposed a plan to Darwin’s management which combined restricted shares with either performance shares or stock appreciation rights (SARs), with a range of 50% to 70% of salary for the CEO and 30% to 50% of salary for other senior officers.

Working with the PM&P data, it was determined that equity awards comprised one-half (by grant date value) of restricted stock and one-half of an appreciation-based equity vehicle was the most appropriate approach for Darwin. However, the Company’s recent transition from private to publicly reporting status left it without satisfactory metrics upon which to value performance shares. Stock options were proposed to the Board of Directors in lieu of SARs because a number of executive officers and other key employees had received stock options at the time of the initial public offering and were familiar with the stock option structure. Therefore, the proposal recommended to the Compensation Committee was a program granting restricted stock and stock options, with a total grant date value equal to 60% of salary for the CEO and 50% of salary for other executive officers, and equal to 10% to 40% of salary for approximately thirty other key employees. The Compensation Committee considered such proposal at its meeting on February 23, 2007 and it adopted this proposal and the corresponding awards.

Set out below in more detail is a description and analysis of the components of our compensation program.

Salary:  We seek to pay salaries that are sufficiently competitive to attract and retain executive talent. The Compensation Committee generally makes salary adjustments annually. Except for Mr. Sills’ salary, which is set by the Committee, officers’ salary adjustments are based upon Mr. Sills’ recommendations, which are in turn based upon salaries for the prior year, adjusted for general inflation and, where appropriate, for individual performance and internal comparability considerations.

Annual Cash Incentive Compensation:  We pay annual cash bonuses to the Named Executive Officers under our Annual Incentive Plan (the “Annual Plan”). Target annual incentive awards are stated as a percentage of each

Named Executive Officer’s base salary. Target bonus opportunities for 2006 were 50% of salary for Messrs. Sills, Newman, Romano, Rosen and Sennott. Maximum bonus opportunities for 2006 were one and a half times the target award level, or 75% of salary for the Named Executive Officers.

Payout of annual cash incentive compensation is tied to the achievement of a specified financial performance objective subject to reduction in respect of individual goals for Named Executive Officers. Because we believe that it better aligns the interests of our managers with the financial performance of the Company as a whole, and therefore with the interests of our stockholders, each of the Named Executive Officers’ annual cash incentive compensation is tied 80% to a specific financial performance objective and 20% dependent upon achievement of individual performance objectives. Mr. Sills evaluates Messrs. Newman, Rosen, Romano and Sennott on achievement of their respective individual goals and makes a recommendation regarding any reductions to the Compensation Committee. The Compensation Committee does not have authority to increase payouts above the amount of the awarded opportunity that has been earned by achievement of the specified Company financial objective.

As an insurance holding company, Darwin’s income is comprised of two principal components, its net underwriting income and net investment income. Because the Company’s structure during the period when the incentive cash compensation plan’s 2006 targets were adopted, the investment of insurance policy proceeds was largely outside management’s control, and we believed that a target objective which eliminated the impact of investment performance was a better metric for determining management’s performance. Therefore, the 2006 Company financial performance objectives established by the Compensation Committee for annual incentive awards were based on “Actual Net Underwriting Income” as compared with “Target Plan Net Underwriting Income.”

•	“Target Plan Net Underwriting Income” means targeted income derived from net premiums earned less losses, acquisition costs and operating expenses incurred, as set forth in the strategic plan approved by our Board of Directors for the relevant year.

•	“Actual Net Underwriting Income” means actual net premiums earned less losses, acquisition costs and operating expenses incurred, as reflected in our financial statements during the year.

Based upon a discussion with management and upon its assessment of the strategic plan and its goals, as well as of the effect that achievement of such goals would have on the Company’s intrinsic value, the Compensation Committee established ranges for the 2006 awards under the Annual Plan as follows: (a) no amount would be earned unless Actual Net Underwriting Income exceeded at least 89% of Target Plan Net Underwriting Income; (b) target bonus levels for 2006 awards under Annual Plan were to be earned if Actual Net Underwriting Income was equal to Target Plan Net Underwriting Income; and (c) the maximum bonus amounts were to be earned if Actual Net Underwriting Income was 131% of Target Plan Net Underwriting Income. Darwin’s Target Plan Net Underwriting Income for 2006 was $7,510,000; the Actual Net Underwriting Income recorded for 2006 was $7,547,000, equal to 101% of the 2006 Target. Thus, with respect to attainment of performance goals, the 2006 awards were earned at the Target level, prior to individual adjustments to reflect personal goals or other considerations.

Long-Term Incentive Plan:  The Company’s LTIP has been in effect since our formation in 2003 and was amended and restated in November 2005. The LTIP consists of interests in successive annual profit pools, established for each calendar year beginning with calendar year 2003. For the profit pools established in 2003 through 2005, the LTIP allocates to the profit pool 20% of the ultimate underwriting profit produced by the Company in the subject year, plus 20% of the investment income earned during the subject year (at a deemed interest rate equal to the 10-year U.S. Treasury note rate.) For calendar years beginning with and including 2006, the profit pool for each year consists of an amount equal to 20% of the ultimate underwriting profit produced during the profit pool year only, to the extent such underwriting profit exceeds an amount equal to 5% of net premiums earned for the subject year. The November 2005 LTIP amendment and restatement was implemented because of the forecasted impact of the pre-2006 LTIP structure on the Company’s reported net income. In light of such forecast, it was determined that eliminating the investment income component from the computation and establishing a threshold of profitability would result in a plan structure more appropriate to the Company’s anticipated public company status.

Each year, management personnel are selected by the Compensation Committee for LTIP participation, and are assigned percentage participations in the Profit Pool. To encourage management retention, the LTIP is designed so that participants vest in their interests in each calendar year’s Profit Pool over a four-year period, and the payout with respect to any Profit Pool is made in years four, five and six, as described below. Due to the length of time it typically takes before the actual profitability of a liability insurance policy is finally known, the six-year payout schedule is designed to hold management accountable for development on the business written over a six-year period.

The Compensation Committee awarded certain of the Named Executive Officers an assigned percentage interest for the 2006 profit pool year. Mr. Sills was awarded a 40% interest in the 2006 profit pool year, Mr. Rosen received a 15% interest, Mr. Sennott a 10% interest, Mr. Newman a 7.5% interest and Mr. Romano a 5.0% interest. Payments on the 2006 profit pool year will be made beginning in 2010, but only if (a) underwriting profitability calculated for the 2006 Profit Pool Year is then in excess of 5% of Net Premiums Earned, and (b) all other then-open Profit Pool Years have positive net underwriting income.

As of December 31, 2006, no amounts had been paid to the Named Executive Officers for any of the earlier profit pool years. The table below shows amounts to be paid to the Named Executive Officers in March 2007, based upon the net underwriting results for the open Profit Pool Years as of December 31, 2006, as well as the amounts accrued for open profit pool years at such date:

		Accrued LTIP Payments
	LTIP Payment for 2003	for All Open Profit
Executive Officer	Profit Pool Year	Pool Years

Stephen J. Sills	$153,981	$1,167,131
David J. Newman	28,871	218,837
Paul F. Romano	19,248	145,891
Mark I. Rosen	57,743	437,674
John L. Sennott, Jr.	38,495	291,782

Long-Term Equity Based Compensation:  To date, the primary form of equity compensation that we have awarded has consisted of restricted stock awards. The majority of these awards were granted to Named Executive Officers at the formation of the Company in 2003. The desirability of granting shares of restricted stock to employees, particularly those members of senior management charged with building the Company from its start-up, was assessed, and it was concluded that restricted stock would provide a highly motivating form of incentive compensation which also permitted fewer shares to be issued than would have been the case had stock options been awarded, thereby reducing potential dilution.

In conjunction with Darwin’s initial public offering on May 19, 2006, the Compensation Committee granted Mr. Romano 41,250 shares of restricted stock shares under the 2003 stock plan, valued at $16.00 per share (the initial public offering price), or a total value of $660,000. In addition, Mr. Romano received a one-time cash award of $180,137 to offset income tax liability in connection with the restricted stock award. The restricted stock vests over three years from the date of grant with 50% vesting on each of the second and third anniversary of the date of grant. This amount was granted to Mr. Romano to increase his equity ownership commensurate with his contribution in helping build the Company. No other Named Executive Officer received restricted stock in 2006.

At the time of our initial public offering, the Named Executive Officers received options to purchase the Company’s stock at the fair market value at the date of grant ($16.00 per share). These stock options were granted to all participants of the LTIP to supplement the potential loss of performance income due to change in the determination of the profit pool amount beginning in 2006, whereby investment income was no longer included in the calculation. The number of options granted to each LTIP participant reflected the estimated economic loss to such participant as a result of the LTIP revisions. The options vest in 25% increments on May 19, 2007, 2008, 2009 and 2010. The following table outlines the options received by the Named Executive Officers during 2006.

Named Executive Officer	Options Granted

Stephen J. Sills	57,787
David J. Newman	10,833
Paul F. Romano	7,228
Mark I. Rosen	21,683
John L. Sennott, Jr.	14,557

At its meeting on February 23, 2007, the Compensation Committee approved a guideline for granting equity based compensation to key management and employees of Darwin. The Committee recognized that in order for the Company to achieve its goals, meaningful portions of key employee compensation should be paid in equity, so as to align employee interests with stockholder interests, to focus such employees on long-term returns and to serve as retention tools. Additionally, these awards should be graded so that the employees whose performance is most critical to performance success receive the highest allocation of equity compensation. Therefore, only certain levels of the organization would be eligible to receive an equity award. Lastly, a key consideration in equity based awards should be our focus on merit-based rewards; thus, not everyone who is qualified for an award based on title will receive the same amount, or be entitled to an award based only on title.

In consideration of the foregoing objectives, the Compensation Committee has adopted the following as a guideline for equity based grant awards, with the determination of the award within the range based on an employee’s personal performance during the prior year. The guidelines also give the Compensation Committee the discretion not to make any award to an eligible employee based on his or her performance during the year.

Performance Scale
(percentage of preceding year’s base salary)

Title	Low	Mid-Point	High

President	50%	60%	70%
Senior Management	30%	50%	60%
Business Unit Leads	20%	30%	40%
Corporate Management	10%	20%	30%
Other Key People	5%	10%	15%

Any award would be payable 50% in restricted stock and 50% in stock options. The number of restricted shares is to be determined by taking one-half of the total dollar value awarded and dividing by the high and the low trade values of Darwin Common Stock on the date on which the award is granted. The number of options granted would be determined by taking one-half of the total dollar value awarded and dividing by the Black-Scholes value of an option, determined utilizing valuation factors (volatility, risk-free rate and probable duration of option) approved by the Compensation Committee (or subcommittee of independent members) on the date the options are awarded.

Restricted stock awards are “time based,” in that each recipient must remain employed by Darwin for four additional years following the award date in order for the restricted stock to vest fully. We do not believe that an “all or nothing” approach is appropriate. Restricted stock awards will usually vest over a four-year period, with 0% vesting on the first and second anniversaries of the grant date, 50% vesting on the third anniversary and all remaining shares vesting on the fourth anniversary of the grant. On the other hand, stock options would vest in equal 25% increments, each year over a 4 year period.

With the exception of significant promotions and new hires, we will generally make these awards at the first regular meeting of the Compensation Committee each year following the availability of the financial results for the prior year. Typically, this will be the meeting in late February, and such equity-based grants were made on February 23, 2007 for the 2006 year. The timing was selected because it will enable the Committee to consider Darwin’s, as well as the potential recipient’s, prior year performance and the expectations for the current year. The awards also are made as early as practicable in the year in order to maximize the time-period for the incentives associated with the awards. The Compensation Committee’s schedule for 2007 was determined in August 2006, and the proximity of any awards to significant announcements or other market events is coincidental.

On February 23, 2007, the Compensation Committee met and made an equity-based award to Mr. Sills at the “mid-point” level of his target award range, based on its assessment of his performance for 2006. The Compensation Committee also reviewed Mr. Sills’ recommendations with respect to the other executive officers and key employees, and granted equity-based awards on the basis of such recommendations. The following table sets forth for each Named Executive Officer information with respect to the equity-based compensation awards made on February 23, 2007 with respect to fiscal year 2006:

	Total Dollar Value			Stock Options
Named Executive	of Equity Based	Percentage of 2006	Restricted Stock	at $10.22
Officer	Award	Base Salary	(in Shares)	per Share(1)

Stephen J. Sills	$293,612	60%	5,803	14,365
David J. Newman	119,956	50%	2,371	5,869
Paul F. Romano	128,750	50%	2,544	6,299
Mark I. Rosen(2)	313,113	96%	6,188	15,319
John L. Sennott	128,750	50%	2,544	6,299

(1)	For an explanation of this valuation, see footnote 2 to the table under “New Plan Benefits” on page 16.

(2)	Mr. Rosen’s award included a one-time $150,000 additional benefit in recognition of his agreement to defer the exercise of his retirement rights in 2007 under the terms of his Employment Agreement. Both the regular and supplemental portions of his award were granted with somewhat accelerated vesting schedules, as compared to other February 2007 restricted stock awards.

Payments upon Termination of Employment

Messrs. Sills and Rosen.  As discussed below, our chief executive, Stephen J. Sills, and chief legal officer, Mark I. Rosen, have employment contracts which provide for a certain level of severance benefits. There is no Company-wide severance plan or benefit available to other officers or employees. In addition, the agreements under which the Company’s restricted stock awards, nonqualified stock options and LTIP participations are based contain provisions regarding early termination of employment (see “Change in Control,” below).

Based upon a hypothetical termination date of December 31, 2006, the termination benefits under the employment agreements for Messrs. Sills and Rosen would have been as desrcibed in the table below. Amounts in the table do not reflect any “gross up” payment to which either officer would be entitled under the change of control provision of his employment agreement in the event that the benefits payable to him would constitute a “parachute payment”. (See “Material Terms of Named Executive Officers’ Employment Agreements — Common Provisions Affecting Mr. Sills and Mr. Rosen, page 35.)

	Termination by
	Darwin Without
	“Cause” or by	Death,	Change of
	Employee for “Good	Retirement(4) or	Control
	Reason”(1)	Disability	Event
	(All amounts in dollars)

Stephen J. Sills
Base salary	$489,353	$—	$—
Cash Bonus @ target	244,676	244,676	244,676
LTIP participation(2)	1,583,940	757,818	1,583,940
Restricted stock award(3)	7,629,600	7,629,600	7,629,600
Stock options(4)	—	411,443	411,443
Healthcare (COBRA)	13,271	—	—
TOTAL	9,960,840	9,043,537	9,869,659
Mark I. Rosen
Base salary	326,227	—	—
Cash Bonus @ target	163,115	163,115	163,115
LTIP participation(2)	593,978	284,183	593,978
Restricted stock award(3)	953,700	953,700	953,700
Stock options(4)	—	154,383	154,383
Healthcare (COBRA)	10,568	—	—
TOTAL	2,047,588	1,555,381	1,865,176

(1)	Neither Mr. Sills nor Mr. Rosen receive a benefit upon termination of employment by Darwin for “cause” or by either of them without “good reason.”

(2)	LTIP benefits vest but do not accelerate; such benefits would be paid out in installments under the LTIP during the fourth, fifth and sixth years following the Profit Pool Year end.

(3)	Value of unvested restricted stock at December 31, 2006 fair market value of $23.12 per share (computed as the median of the high and low trades of Darwin Common Stock on the NYSE Arca on the last trading day of the year, December 29, 2006).

(4)	Stock options vest under change of control provisions in the respective stock option agreements. Value is calculated as aggregate of unvested options at $7.12 per share (excess of $23.12 per share fair market value over $16.00 per share exercise price).

(4)	Neither Mr. Sills nor Mr. Rosen were be eligible under the terms of their employment agreement to retire as of December 31, 2006.

“Cause” is deemed to exist where the individual has committed gross misconduct, been convicted of a felony or willfully failed to implement a reasonable directive of the Board of Directors. “Good reason” generally will exist where an employee’s position or compensation has been decreased (other than as part of a Company-wide compensation reduction) or where the employee has been required to relocate more than twenty-five miles from the Company’s current location.

Retirement Plan:  Darwin does not maintain any defined benefit plan. We do maintain a standard 401(k) plan pursuant to which Darwin matches employee contributions up to a maximum of $8,800 per employee during 2006. Darwin does not at this time offer a supplemental retirement plan, although we believe that a proposal to create such a plan is likely to be brought before the Compensation Committee during 2007. When targeted overall compensation is calculated for senior management, we factor in the benefits expected to be received under the 401(k).

Change in Control:  Our senior management and other employees have built Darwin into a successful enterprise, and we believe it is important to protect them in the event of a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should reduce any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. Relative to the overall value of Darwin, we view these potential change in control benefits to be relatively minor.

The table below provides information regarding the amounts that each named executive officer (other than Messrs. Sills and Rosen, each of whom has an employment agreement, see above) would be eligible to receive as a result of a change of control or termination of employment other than for cause, as if such termination of employment occurred on December 31, 2006.

				Cash Bonus under
	Restricted Stock	Stock Options	Long-Term Incentive	2006 Incentive
	Awards(1)	Outstanding(2)	Plan(3)	Program	Total
	(In dollars)

David J. Newman	1,430,550	77,131	296,989	119,950	1,924,620
Paul F. Romano	2,384,250	51,463	197,993	128,750	2,762,456
John L. Sennott, Jr.	1,907,400	103,646	395,984	128,750	2,535,780

(1)	Restricted shares accelerated, at $23.12 per share.

(2)	Stock options becoming exercisable, at $7.12 each (excess of 23.12 fair market value over $16.00 exercise price).

(3)	The Long-term Incentive Plan benefits received in the event of the death or disability of a participant, as if such had occurred on December 31, 2006, would be as follows: Mr. Newman — $142,091; Mr. Romano — $94,727; and Mr. Sennott — $189,454.

In the event of a change in control, terminated employees would be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) plan, although those benefits are not increased or accelerated. We believe that these levels of benefits are consistent with the general practice among our peers, although we have not conducted a study to confirm this.

Perquisites:  Our general practice is to not provide significant perquisites or other personal benefits to Named Executive Officers. In 2006, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Board Process:  The Compensation Committee of the Board of Directors, or a subcommittee thereof, approves all compensation and awards to executive officers, which include the chief executive and chief financial officer and five other senior vice presidents. On its own initiative the Compensation Committee reviews the performance and compensation of the chief executive officer and, based upon such review and, where it deems appropriate, PM&P or other appropriate advisors, establishes his compensation level. For the remaining executive officers, the chief executive officer reviews with each executive officer his performance in respect of the agreed-upon goals and objectives for the year, and then he makes recommendations to the Compensation Committee. A subcommittee comprised of the independent members of the Compensation Committee considers and acts upon the equity-based awards generally based upon the recommendation of the chief executive officer and chief financial officer.

Officer Stock Ownership Guidelines

Darwin expects executive officers to achieve defined levels of ownership of Common Stock, based upon a multiple of base salary, as follows:

President and Chief Executive Officer	—	5x base salary;
Senior Vice Presidents	—	3x base salary; and
Vice Presidents	—	1x base salary.

We also expect that our executive officers will retain 75 percent of the Common Stock they receive (net of taxes) in respect of awards under our long-term incentive plans, until they achieve the applicable ownership level, and they are expected to maintain such a level thereafter.

Tax

We are not allowed a deduction under Section 162(m) of the Code for any compensation paid to a “covered employee” in excess of $1.0 million per year, subject to certain exceptions. The deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the board of directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals for the payment of such compensation have been achieved.

Although the Compensation Committee believes that establishing appropriate compensation arrangements to retain and incentivize our executive officers best serves our interests and the interests of our stockholders, the Compensation Committee also believes that appropriate consideration should be given to seeking to maximize the deductibility of the compensation paid to our executive officers.

Employment Agreements

Two executive officers, Messrs. Sills and Rosen, have employment agreements with the Company, each of which was amended in November 2005. Mr. Sills’ agreement had an original expiration date of December 31, 2007; as amended, his agreement now expires as of the third anniversary following the initial public offering date, or May 19, 2009. Mr. Rosen’s agreement expires on July 28, 2007, but automatically renews unless either party provides notice of non-renewal at least 90 days prior to the expiration date. In February 2007, Mr. Rosen received a supplemental restricted stock and stock option award in consideration of his agreement to defer his retirement and permit the employment agreement to renew for the 2007 — 2008 year. Additional information concerning these employment agreements is provided in “Material Terms of Named Executives’ Employment Agreements”, see page   .

EXECUTIVE COMPENSATION

The information in this Section relates to the compensation Darwin paid to Named Executive Officers with respect to calendar year 2006.

Summary Compensation Table
(all amounts in dollars)

						Non-Equity
Name and			Stock		Option	Incentive Plan	All Other
Principal Position	Year	Salary	Awards		Awards(2)	Compensation(3)	Compensation(4)		Total

Stephen J. Sills,	2006	$489,353	—		$59,378	$398,656	$8,800		$956,187
President and Chief Executive Officer
David J. Newman,	2006	239,900	—		11,131	148,821	8,800		408,652
Senior V.P. — Chief Underwriter
Paul F. Romano,	2006	257,500	$136,219	(1)	7,427	147,998	188,937	(5)	738,081
Senior V.P. — Underwriting
Mark I. Rosen	2006	326,227	—		22,280	220,858	8,800		578,165
Senior V.P., Secretary and General Counsel
John L. Sennott, Jr.	2006	257,500	—		14,958	167,245	8,800		448,503
Senior V.P. and Chief Financial Officer

(1)	Represents the dollar amount recognized for financial statement reporting purposes computed by the Company in accordance with FAS 123R for expense relating to the restricted stock award granted to Mr. Romano on May 17, 2006 under the 2003 Plan. For a discussion of the assumptions used in calculating this value under FAS 123R, see Footnote 12 “Share-based Compensation” in the Company’s 2006 Consolidated Financial Statements, as filed with the SEC in its Annual Report on Form 10-K.

(2)	Values in this column represent the dollar amounts recognized for financial statement reporting purposes, computed in accordance with FAS 123R, with respect to the grants effective on May 19, 2006, of nonqualified stock options granted under the 2006 Plan. For a discussion of the assumptions used in calculating this value under FAS 123R, see Footnote 12 “Share-based Compensation” in the Company’s 2006 Consolidated Financial Statements, as filed with the SEC in its Annual Report on Form 10-K.

(3)	Values in this column represent the amounts of annual cash incentive compensation and the LTIP payment amount for the 2003 profit pool year, both of which were paid to participants in March 2007.

(4)	Except as discussed in footnote (5) below, values in this column represent Company matching contributions to each officer’s retirement account under the Company’s 401(k) defined contribution retirement plan.

(5)	Represents a one-time tax equalization cash payment of $180,137 to Mr. Romano, in connection with his May 17, 2006 restricted stock award, plus the Company’s matching contribution ($8,800) to Mr. Romano’s 401(k) account.

Grants of Plan-Based Awards in 2006

					All Other	All Other
					Stock	Option
					Awards;	Awards	Exercise or
Estimated Future Payouts					Number of	Number	Base	Grant
Under 2006 Non-Equity Incentive					Shares of	of Securities	Price of	Date Fair
Plan Awards					Stock or	Underlying	Option	Market
	Grant Date	Threshhold	Target	Maximum	Units	Options	Awards	Value
Name	(1)	($)	(1)(2) ($)	(2) ($)	(#)	(#)	($/sh.)	(10)($/sh.)

Stephen J. Sills	2/9/2006	0	244,675	367,013(3)		—
	5/17/2006					57,787	$16.00	$6.64
David J .Newman	2/9/2006	0	119,950	179,925(4)		—
	5/17/06					10,833	$16.00	$6.64
Paul F.Romano	2/9/2006	0	128,750	193,125(5)		—
	5/17/2006				41,250(6)			$16.00
	5/17/2006					7,228	$16.00	$6.64
Mark I.Rosen	2/9/2006	0	163,115	244,670(7)
	5/17/2006					21,683	$16.00	$6.64
John L. Sennott, Jr.	2/9/2006	0	128,750	193,125(8)
	5/17/2006					14,557	$16.00	$6.64

(1)	This column includes amounts actually paid in March 2007 with respect to awards under the annual cash incentive plan, which was paid out at the “target” level. No amount has been allocated with respect to the awards made in 2006 for the LTIP, because the target amount payable thereunder is not reasonably determinable as of the date hereof. Under the Company’s LTIP, a 20% profit pool is available for participants for each Profit Pool Year, but no payment is made unless the Company’s combined ratio (losses and loss adjustment expenses, plus general expense, as a percent of premiums earned during the year) for such profit pool year is at least 95% or lower, as calculated after 36 months of loss development. With respect to the LTIP grants for the 2006 Profit Pool Year, December 31, 2006 estimates indicate that, unless there is unexpected positive loss development for insurance policies underwritten in 2006, there will be no payout under the LTIP for such profit pool year.

(2)	This column includes 150% of target level, which is the maximum amount each officer could have received under the 2006 annual cash incentive plan, if the Company’s 2006 Actual Net Underwriting Income had equaled 131% of Target Plan Net Underwriting Income. No amount has been allocated with respect to awards made in 2006 for the LTIP, because the maximum payout under the 2006 Profit Pool Year is not reasonably determinable as of the date hereof. To the extent that losses for the 2006 Policy Year develop so as to result in a combined ratio on business written during the 2006 profit pool year lower than 95%, then the LTIP participants’ aggregate benefit would equal approximately $310,000 for each percentage point by which the actual combined ratio on the business written during the 2006 profit pool year is lower than 95%. Each individual participant’s share of the incremental $310,000 is described in footnotes (4), (5), (6), (8) and (9) below.

(3)	For the reasons stated in footnote (2), no maximum LTIP award is determinable; Mr. Sills would receive $124,000 for each percentage point by which the actual combined ratio on the business written during the 2006 profit pool year ultimately develops to a value lower than 95%.

(4)	For the reasons stated in footnote (2), no maximum LTIP award is determinable; Mr. Newman would receive $23,250 for each percentage point by which the actual combined ratio on the business written during the 2006 profit pool year ultimately develops to a value lower than 95%.

(5)	For the reasons stated in footnote (2), no maximum LTIP award is determinable; Mr. Romano would receive $15,500 for each percentage point by which the actual combined ratio on the business written during the 2006 profit pool year ultimately develops to a value lower than 95%.

(6)	Represents restricted shares granted under the Company’s 2003 plan, which vest 50% on May 19, 2009, and the remainder on May 19, 2010.

(7)	For the reasons stated in footnote (2), no maximum LTIP award is determinable; Mr. Rosen would receive $46,500 for each percentage point by which the actual combined ratio on the business written during the 2006 profit pool year ultimately develops to a value lower than 95%.

(8)	For the reasons stated in footnote (2), no maximum LTIP award is determinable; Mr. Sennott would receive $31,000 for each percentage point by which the actual combined ratio on the business written during the 2006 profit pool year ultimately develops to a value lower than 95%.

(9)	Grant date fair value was estimated using the Black-Scholes option pricing model, with an expected term of 6.25 years, a volatility factor or 30.4% and a risk-free rate equal to 5.18%. There was no dividend payout factored into the calculation, as the Company does not currently anticipate paying dividends on its common stock.

Material Terms of Named Executive Officers’ Employment Agreements

Stephen J. Sills

Basic Terms:  In connection with our formation in 2003, we entered into an employment agreement with Stephen J. Sills providing for his employment as our President and Chief Executive Officer and as a member of our Board of Directors. This employment agreement was amended and restated in November 2005 and was set to expire on December 31, 2007; however, by its terms the expiration date was extended until May 19, 2009, the third anniversary of the initial public offering date. At that date, it will automatically renew for successive one-year renewal terms unless either Mr. Sills or the Company provides notice of non-renewal six months prior to an expiration date. The description of Mr. Sills’ employment agreement that follows relates to his employment agreement as amended and restated.

Under the Agreement, Mr. Sills received a grant of 660,000 shares of Restricted Stock and is entitled to a base salary that is subject to review prior to January 1 of each year for possible increase by the Compensation Committee. For calendar year 2006, Mr. Sills’ base salary was $489,350. Also, he is eligible to receive an annual bonus with a target of 50% of his base salary, dependent on the Committee’s assessment of the achievement of objectives by the Company and by Mr. Sills. At its February 2007 meeting, the Compensation Committee approved a cash bonus in the amount of $244,675 for Mr. Sills with respect to performance during 2006, together with equity-based compensation with an aggregate value of $293,612. Mr. Sills is also entitled to receive a 40% interest in the profit pool established under the LTIP for each full profit pool year for which he serves as our President and Chief Executive Officer. He is also entitled to receive all employee benefits and participate in all insurance programs generally available to similarly situated employees. The Agreement requires Mr. Sills to abide by restrictive covenants relating to non-competition, non-solicitation and non-disclosure during his employment and for specified periods following termination of his employment.

Mark I. Rosen

Basic Terms:  In May 2004, we entered into an employment agreement with Mark I. Rosen providing for his employment as our Senior Vice President, chief legal officer and head of Claims. This employment agreement was amended and restated in November 2005.

Mr. Rosen’s employment agreement expires on July 28, 2007. Upon expiration of the initial term, the employment agreement automatically renews for successive one-year terms unless either we or Mr. Rosen provide notice of non-renewal at least ninety days prior to an expiration date. Under the Agreement, Mr. Rosen received a grant of 82,500 shares of our restricted stock and is entitled to a base salary that is subject to review prior to January 1 of each year for possible increase by the Compensation Committee. For calendar year 2006, Mr. Rosen’s base salary was $326,227, and Mr. Rosen was eligible to receive an annual bonus with a target of not less than 50% of his base salary, depending on the Committee’s assessment of the achievement of performance objectives by the Company and by Mr. Rosen. At its February 2007 meeting, the Compensation Committee approved a cash bonus in the amount of $163,113 for Mr. Rosen with respect to performance during 2006, together with equity-based compensation with an aggregate value equal to $313,113, which included a one-time $150,000 in consideration of Mr. Rosen’s deferred exercise of his retirement rights under his Agreement until 2008. In addition, the restricted share portion of Mr. Rosen’s regular award was granted with an accelerated vesting schedule (25% increments on February 23, 2008 through 2011) as compared with all other award recipients (50% increments in 2010 and 2011). The vesting for the one-time supplemental award was also accelerated (50% on February 23, 2009, 75% in 2010 and 100% in 2011). He is also entitled to receive a 15% interest in the profit pool established under the LTIP for each full profit pool year for which he serves as our Senior Vice President. He is also entitled to receive all employee benefits and participate in all insurance programs generally available to similarly situated employees. The agreement requires Mr. Rosen to abide by restrictive covenants relating to non-competition, non-solicitation and non-disclosure during his employment and for specified periods following termination of his employment.

Common Provisions Affecting Mr. Sills and Mr. Rosen

Termination and Severance:  If Mr. Sills or Mr. Rosen are terminated without “cause” or if either terminates his employment for “good reason” (each as defined in his Agreement), he would be entitled to base salary continuation for twelve months following the date of termination, as well as payment of his target annual bonus for the year in which the date of termination occurs and a subsidy for COBRA premiums under our group medical plans for twelve months following the date of termination. In addition, all LTIP interests held by Mr. Sills or Mr. Rosen, and all shares of restricted stock previously awarded to either officer, would fully and immediately vest. If, on the other hand, either were terminated for cause or if he were to resign without good reason, he would be entitled to continued payment of his base salary only through the date of termination. He would not be entitled to any payment of annual bonus in respect to the year in which the date of termination occurs and would forfeit all LTIP interests held by him, whether vested or unvested, and all of his unvested shares of restricted stock.

Upon a “change of control event,” all LTIP interests held by Mr. Sills and Mr. Rosen and all shares of restricted stock previously awarded them, would fully and immediately vest. In the event of a change of control, each would have the right to terminate his employment agreement and, upon such termination would be entitled to continued payment of his base salary through the date of termination and a prorated portion of his target annual bonus in respect of the year in which the date of termination occurs. Pursuant to Mr. Sills’ and Mr. Rosen’s employment agreements, a “change of control event” is defined as (x) the occurrence of any person or group, other than Alleghany or an affiliate of Alleghany, owning directly or indirectly more than 50% of the outstanding voting securities (weighted by voting power) of the Company, or (y) a sale of more than 50% of the total gross fair market value of the assets of the Company to any person or group other than Alleghany or an affiliate of Alleghany. To the extent that the severance payments and benefits payable under the agreement or the LTIP or restricted stock that vest by reason of the “change of control event” would cause such officer to be liable for the 20% excise tax imposed by Section 4999 of the Internal Revenue Code on “parachute payments,” he would be entitled to an additional “gross up” payment so that he would receive the same amount after tax that he would have received had none of these payments or amounts been subject to the 20% excise tax applicable to “parachute payments.”

Outstanding Equity Awards at 2006 Fiscal Year-end

	Stock Awards				Number of	Market
	Number of	Number of			Shares or	Value of
	Securities	Securities			Units of	Shares or
	Underlying	Underlying			Stock that	Units of Stock
	Unexercised	Unexercisable	Option	Option	Have Not	that Have
	Options (#)	Options (#)	Exercise	Expiration	Vested	Not Vested
Name	Exercisable	Unexercisable(1)	Prices ($)	Date	(#)(2)	($)(3)

Stephen J. Sills	—	57,787	16.00	May 19, 2016	330,000	7,629,600
David J. Newman	—	10,833	16.00	May 19, 2016	61,875	1,430,550
Paul F. Romano	—	7,228	16.00	May 19, 2016	103,125	2,384,250
Mark I. Rosen	—	21,683	16.00	May 19, 2016	41,250	953,700
John L. Sennott, Jr.	—	14,557	16.00	May 19, 2016	82,500	1,907,400

(1)	All options vest in 25% increments on May 19, 2007, 2008, 2009 and 2010.

(2)	Restricted shares shown in this column vest on July 28, 2007.

(3)	Based upon December 29, 2006 (last trading day of 2006) mean of the high ($23.60) and low ($22.63) prices on the NYSE Arca, equal to $23.12 per share.

Stock Vested in 2006

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)(1)	($)(2)

Stephen Sills	330,000	6,220,500
David J. Newman	61,875	1,166,344
Paul F. Romano	61,875	1,166,344
Mark I. Rosen	41,250	777,563
John L. Sennott, Jr.	82,500	1,555,125

(1)	Amounts include shares acquired and value realized for restricted stock awards made in July 2003, which vested 50% on July 28, 2006 for all of the Named Executive Officers.

(2)	The value realized is based on $18.85 per share, the average between the high ($19.40) and the low ($18.32) prices of the Common Stock on the NYSE Arca on July 28, 2006.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Darwin’s By-laws require that Darwin be furnished with timely written notice with respect to

•	the nomination of a person for election as a director, other than a person nominated by or at the direction of the Board of Directors, and

•	the submission of a proposal, other than a proposal submitted by or at the direction of the Board of Directors, at a meeting of stockholders.

In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to Darwin generally not less than 90 days prior to the anniversary of the preceding year’s annual meeting. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Secretary of Darwin at the Company’s principal executive offices.

In accordance with the Rule 14a-8 of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at Darwin’s 2008 Annual Meeting of Stockholders must be received by the Secretary of Darwin by November 30, 2007 in order for the proposal to be considered for inclusion in Darwin’s notice of meeting, proxy statement and proxy relating to the 2008 Annual Meeting, scheduled for Friday, May 2, 2008.

ADDITIONAL INFORMATION

At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company or by appearance at the 2007 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 2007 Annual Meeting.

Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company.

By order of the Board of Directors

Senior Vice President, General Counsel and Secretary

March 30, 2007

Exhibit A

DARWIN PROFESSIONAL UNDERWRITERS, INC.

2006 STOCK INCENTIVE PLAN

1. Purposes of the Plan.

The purposes of the Darwin Professional Underwriters, Inc. 2006 Stock Incentive Plan (the “Plan”) are to further the long-term growth of Darwin Professional Underwriters, Inc. (the “Corporation”), to the benefit of its stockholders, by providing incentives to the officers and other key employees of the Corporation and its subsidiaries who will be largely responsible for such growth, and to assist the Corporation in attracting and retaining executives of experience and ability on a basis competitive with industry practices. The Plan permits the Corporation to provide incentive compensation in the form of, or based upon the value of, the Corporation’s common stock, $.01 par value (“Common Stock”), of the types commonly known as restricted stock, stock options, stock appreciation rights and performance shares, as well as other types of equity-based incentive compensation (collectively, the “Awards”).

2. Administration of the Plan.

The Plan shall be administered by the Compensation Committee of the Board of Directors or such other committee of two or more directors as the Board of Directors of the Corporation may from time to time designate (the “Committee”). Subject to the provisions of the Plan, the Committee shall have exclusive power to select the officers or other key employees to participate in the Plan, to determine the type, size and terms and conditions of Awards (including, but not limited to, restrictions as to transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with any Award to be made to each Participant selected, and to determine the time or times when Awards will be granted; provided, however, that if the Committee is not the Compensation Committee of the Board of Directors, then an Award granted hereunder by the Committee to any Participant will be revoked if such Award is not thereafter ratified by the Compensation Committee of the Board of Directors. The Committee’s interpretation of the Plan or of any Awards granted thereunder shall be final and binding on all parties concerned, including the Corporation and any Participant. The Committee shall have the authority, subject to the provisions of the Plan, to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, revise and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

3. Participation.

The Committee shall select from the officers and other key employees of the Corporation and its subsidiaries (the “Participants”) the persons who will receive Awards pursuant to the Plan. The term “subsidiary” shall mean any corporation a majority of the total combined voting power of whose stock is beneficially owned, directly or indirectly, by the Corporation. Participants may receive multiple Awards under the Plan.

4. Shares of Stock Subject to the Plan.

Subject to adjustment as provided in Section 6(a) hereof, 850,000 shares of Common Stock may be issued pursuant to Awards under the Plan, provided that no more than 850,000 shares of Common Stock may be issued pursuant to Options intended to qualify as incentive stock options. Shares to be issued under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Corporation as treasury shares, including shares acquired by purchase.

No Award may be granted if the number of shares of Common Stock to which such Award relates, when added to the number of shares of Common Stock previously issued under the Plan and the number of shares of Common Stock which may then be acquired pursuant to other outstanding, unexercised Awards, exceeds the number of shares of Common Stock available for issuance pursuant to the Plan. If any shares of Common Stock subject to an Award are forfeited or such Award is settled in cash or otherwise terminates or is settled for any reason whatsoever without an actual issuance of shares of Common Stock to the Participant, any shares of Common Stock counted against the number of shares of Common Stock available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares of Common Stock relating to any Award to ensure appropriate counting, avoid double counting, and provide for adjustments in any case in which the number of shares of Common Stock actually distributed differs from the number of shares of Common Stock previously counted in connection with such Award. Notwithstanding anything to the contrary herein, the following shares of Common Stock shall not again be available for issuance as Awards under the Plan: (i) shares of Common Stock tendered (either actually, by attestation or otherwise) to pay all or any part of the exercise price on any Option, (ii) any shares of Common Stock retained by the Corporation in satisfaction of the Participant’s obligation for withholding taxes, and (iii) shares of Common Stock not issued as a result of a net exercise of an Option.

5. Awards.

(a) General.  Awards under the Plan may include, but need not be limited to, shares of Common Stock that may be subject to certain restrictions and to a risk of forfeiture (“Restricted Stock”), options to purchase a specified number of shares of Common Stock at a fixed exercise price (“Options”), rights to receive the appreciation of Common Stock from the date of grant to the date of exercise (“SARs”) and a book-entry unit with an initial value equal to Common Stock on the date of grant (“Performance Shares”). The Committee may also make any other type of Award payable in, or valued in whole or in part by reference to, shares of Common Stock (“Stock-Based Awards”) deemed by the Committee to be consistent with the purposes of the Plan. Awards may be granted on the terms and conditions set forth in this Section 5.

(b) Vesting, Other Performance Requirements and Forfeiture.  In making Awards under the Plan, the Committee may, on the date of grant or thereafter, (i) specify that the right to exercise, receive, retain and/or transfer such Award shall be conditional upon the fulfillment of specified conditions, including, without limitation, completion of specified periods of service in the employ of the Corporation or its subsidiaries, and/or the achievement of specified business and/or personal performance goals, and (ii) provide for the forfeiture of all or any portion of any such Awards in specified circumstances. The Committee may also specify by whom and/or in what manner the accomplishment of any such performance goals shall be determined. Notwithstanding the foregoing, the Committee shall retain full power to accelerate or waive any such condition as it may have previously imposed. All Awards shall be evidenced by an Award agreement.

(c) Term of Awards.  The term of each Award shall, except as otherwise provided herein, be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Award exceed a period of ten years from the date of grant.

(d) Restricted Stock.  The Committee may grant Restricted Stock to Participants on the following terms and conditions:

(i) Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions, if any, may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Stock and the right to receive dividends (whether in cash or in shares of Common Stock) thereon.

(ii) Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of employment prior to specific vesting dates, shares of Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited.

(iii) Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and, if the Committee so determines, the Corporation shall retain physical possession of the certificate representing such Restricted Stock (whether or not vested).

(e) Options.  The Committee may grant Options to Participants on the following terms and conditions:

(i) An Option shall confer on the Participant the right to purchase a specified number of shares of Common Stock at a fixed exercise price (the “Exercise Price”). Options granted may include Options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), and Options not intended to so qualify.

(ii) The term of any Option shall be determined by the Committee, but in no event shall any Option be exercisable more than ten years after the date on which it was granted.

(iii) The Exercise Price at which shares of Common Stock may be purchased pursuant to any Option shall be determined by the Committee at the time the Option is granted, but in no event shall the Exercise Price be less than 100 percent of the Fair Market Value of such shares on the date the Option is granted. For purposes of the Plan, Fair Market Value is the mean of the high and low sales prices of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock is primarily traded, or, if no sale is made on such date, then Fair Market Value is the weighted average of the mean of the high and low sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock is primarily traded.

(iv) Upon exercise of an Option, the Exercise Price shall be payable to the Corporation in cash, or, at the discretion of the Committee, in shares of Common Stock valued at the Fair Market Value thereof on the date of payment, or in a combination of cash and shares of Common Stock.

(v) The Corporation may, if the Committee so determines, accept the surrender by a Participant, or the personal representative of a Participant, of an Option, in consideration of a payment by the Corporation equal to the difference obtained by subtracting the aggregate Exercise Price from the aggregate Fair Market Value of the Common Stock covered by the Option on the date of such surrender, such payment to be in cash, or, if the Committee so provides, in shares of Common Stock valued at Fair Market Value on the date of such surrender, or partly in shares of Common Stock and partly in cash.

(f) Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Common Stock on the date of exercise over (B) the Fair Market Value of one share of Common Stock on the date of grant of the SAR (the “Grant Value”).

(ii) The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, the method by which shares of Common Stock will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any SAR.

(g) Performance Shares.  The Committee is authorized to grant Awards of Performance Shares to Participants with a value equal to the Fair Market Value of one share of Common Stock on the date of grant. An Award of Performance Shares shall vest and become payable to a Participant after a specified period of continued employment with the Corporation or a subsidiary or upon the achievement of specified performance goals, as determined by the Committee. Settlement of Performance Shares shall be made in cash or shares of Common Stock or any combination thereof, as determined by the Committee.

(h) Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants Stock-Based Awards, in addition to those provided in Sections 5(d), (e), (f) and (g) hereof, as deemed by the Committee to be consistent with the purposes of the Plan, including Stock-Based Awards granted in substitution for any other right of a Participant to receive payment of compensation from the Corporation or a subsidiary. The Committee shall determine the terms and conditions of such Awards.

(i) Cash Payments.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants cash payments, including cash payments of dividend equivalents with respect to a specified number of shares of Common Stock, whether awarded separately or as a supplement to any other Award. The Committee shall determine the terms and conditions of such cash payment Awards.

(j) Certain Qualifying Awards.  The Committee, in its sole discretion, may grant an Award to any Participant with the intent that such award qualifies as “performance-based compensation” under Section 162(m) of the Code (a “Qualifying Award”). The right to receive or retain any award granted as a Qualifying Award (other than an Option or SAR) shall be conditional upon the achievement of specified performance goals during a calendar year or such other period (a “Performance Period”) as may be established by the Committee. Performance goals shall be established in writing by the Committee prior to the beginning of each Performance Period, or at such other time no later than such time as is permitted by the applicable provisions of the Code. Such performance goals, which may vary from Participant to Participant and Award to Award, shall be based upon the attainment of specific amounts of, or increases in, one or more of the following: the Fair Market Value of Common Stock, revenues, operating income, cash flow, earnings before income taxes, net income, earnings per share, stockholders’ equity, return on equity, underwriting profits, compound growth in net loss and loss adjustment expense reserves, loss ratio or combined ratio of the Corporation’s insurance businesses, operating efficiency or strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures, all whether applicable to the Corporation or any relevant subsidiary or business unit or entity in which the Corporation has a significant investment, or any combination thereof as the Committee may deem appropriate. Each performance goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of the Corporation and/or the past or current performance of other companies, may provide for the inclusion, exclusion or averaging of specified items in whole or in part, such as catastrophe losses, realized gains or losses on strategic investments, discontinued operations, extraordinary items, accounting changes, and unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, assets or net assets. Prior to the payment of any Award granted as a Qualifying Award, the Committee shall certify in writing that the performance goals were satisfied. The maximum number of shares of Common Stock with respect to which Qualifying Awards may be granted to any Participant in any calendar year shall be 127,500 shares of Common Stock, subject to adjustment as provided in Section 6(a) hereof.

(k) Form of Payment.  Subject to the terms of the Plan and any applicable Award agreement, payments or transfers to be made under the Plan upon the grant or exercise of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other Awards, or other property, and may be made in a single payment or transfer, or on a deferred basis. The Committee may, whether at the time of grant or at any time thereafter prior to payment or settlement, permit (subject to the requirements of applicable law and any conditions as the Committee may from time to time establish) a Participant to elect to defer receipt of all or any portion of any payment of cash or shares of Common Stock that would otherwise be due to such Participant in payment or settlement of an Award under the Plan. (Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest in respect of deferred payments credited in cash, and the payment or crediting of dividends in respect of deferred amounts credited in Common Stock equivalents.)

(l) Exchange and Buy Out Provisions; Limitation on Repricing.  The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, shares of Common Stock, other Awards, or other property based on such terms and conditions as the Committee shall determine and communicate to a Participant at the time that such offer is made. Notwithstanding the foregoing, unless such action is approved by the Corporation’s stockholders, the Exercise Price of any outstanding Option or the Grant Value of an SAR may not be reduced (except pursuant to Section 6), nor may an Option or an SAR be cancelled and a new Option or SAR granted in consideration therefore (whether for the same or a different number of shares) having a lower Exercise Price or issued at a Grant Value less than the Exercise Price of the Option or the Grant Value of the SAR cancelled, as the case may be.

6. Dilution And Other Adjustments.

(a) Changes in Capital Structure.  In the event of any corporate transaction involving the Corporation (including, without limitation, any subdivision or combination or exchange of the outstanding shares of Common Stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of Common Stock, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Corporation), the Board of Directors of the Corporation shall make such equitable adjustments as it may deem appropriate in the Plan and the Awards thereunder, including, without limitation, an adjustment in (i) the total number of shares of Common Stock which may thereafter be issued pursuant to Awards under the Plan and the maximum number of shares of Common Stock that may be issued pursuant to Options intended to qualify as incentive stock options pursuant to Section 4 hereof, (ii) the number of shares of Common Stock with respect to which Qualifying Awards may be granted to any Participant in any calendar year under Section 5(j) hereof, and (iii) the Exercise Price, Grant Price or other price or value at the time of grant relating to any Award. Moreover, in the event of any such transaction, the Board of Directors of the Corporation may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Agreements evidencing Awards may include such provisions as the Committee may deem appropriate with respect to the adjustments to be made to the terms of such Awards upon the occurrence of any of the foregoing events.

(b) Tender Offers and Exchange Offers.  In the event of any tender offer or exchange offer, by any person other than the Corporation, for shares of Common Stock, the Committee may (i) make such adjustments in outstanding Awards and authorize such further action as it may deem appropriate to enable the recipients of outstanding Awards to avail themselves of the benefits of such offer, including, without limitation, acceleration of the exercise date of outstanding Options so that they become immediately exercisable in whole or in part, or offering to acquire all or any portion of specified categories of Options for a price determined pursuant to Section 5(e)(v) hereof, or acceleration of the payment of outstanding Awards payable, in whole or in part, in shares of Common Stock and/or (ii) cancel any outstanding Award and cause the holder thereof to be paid, in cash or shares of Common Stock, or any combination thereof, the value of such Award based upon the price per share of Common Stock received or to be received by other shareholders of the Corporation in the tender offer or exchange offer.

(c) Limits on Discretion to Make Adjustments.  Notwithstanding any provision of this Section 6 to the contrary, no adjustment shall be made in any outstanding Qualifying Awards to the extent that such adjustment would adversely affect the status of that Qualifying Award as “performance-based compensation” under Section 162(m) of the Code.

7. Miscellaneous Provisions.

(a) Right to Awards.  No employee or other person shall have any claim or right to be granted any Award under the Plan.

(b) Rights as Stockholders.  A Participant shall have no rights as a holder of Common Stock by reason of Awards under the Plan, unless and until certificates for shares of Common Stock are issued to the Participant.

(c) No Assurance of Employment.  Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any subsidiary.

(d) Costs and Expenses.  All costs and expenses incurred in administering the Plan shall be borne by the Corporation.

(e) Unfunded Plan.  The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund nor to make any other segregation of assets to assure the payment of any Award under the Plan.

(f) Withholding Taxes.  The Corporation is authorized to withhold from any Award granted and any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Corporation and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive shares of Common Stock or other property, to make payment of an Award net of a Participant’s withholding taxes and other tax obligations and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Withholding of taxes in the form of shares of Common

Stock issued pursuant to an Award (including any net payments) shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.

(g) Limits on Transferability.  No Awards under the Plan nor any rights or interests therein shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Participant to, any party, other than the Corporation or any subsidiary, nor shall such Awards or any rights or interests therein be assignable or transferable by the recipient thereof except, in the event of the recipient’s death, to his designated beneficiary as hereinafter provided, or by will or the laws of descent and distribution. During the lifetime of the recipient, Awards under the Plan requiring exercise shall be exercisable only by such recipient or by the guardian or legal representative of such recipient. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards granted pursuant to the Plan (other than an Option granted as an incentive stock option) be transferable, without consideration, to a Participant’s immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may impose such terms and conditions on such transferability as it may deem appropriate.

(h) Beneficiary.  Any payments on account of Awards under the Plan to a deceased Participant shall be paid to such beneficiary as has been designated by the Participant in writing to the Secretary of the Corporation or, in the absence of such designation, according to the Participant’s will or the laws of descent and distribution.

(i) Nature of Benefits.  Awards under the Plan, and payments made pursuant thereto, are not a part of salary or base compensation.

(j) No Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. In the case of Awards to Participants, the Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares, or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(k) Compliance with Legal Requirements.

(i) The obligation of the Corporation to issue shares of Common Stock hereunder shall be subject to the satisfaction of all applicable legal and securities exchange requirements, including, without limitation, the provisions of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. The Corporation shall endeavor to satisfy all such requirements in such a manner to permit the issuance and delivery of shares of Common Stock under the Plan.

(ii) The Committee may require, as a condition to the right to receive shares of Common Stock pursuant to any Award, that the Corporation receive from the Participant, at the time any such Award is exercised, vests or any applicable restrictions lapse, representations, warranties and agreements to the effect that the shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Corporation, would violate the registration provisions of the Securities Act of 1933, as then amended, and the rules and regulations thereunder. The certificates issued to evidence such shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

(l) Discretion.   In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any employee, the Company, any Subsidiary, any stockholder or any other person.

8. Amendment Or Termination Of The Plan.

The Board of Directors of the Corporation, without the consent of any Participant, may at any time terminate or from time to time amend the Plan in whole or in part; provided, however, that, subject to Section 6 hereof, no such action shall materially and adversely affect any rights or obligations with respect to any Awards theretofore made under the Plan; and provided, further, that no amendment, without approval of the holders of Common Stock by an affirmative vote of a majority of the shares of Common Stock voted thereon in person or by proxy, shall (i) increase the aggregate number of shares subject to the Plan (other than increases pursuant to Section 6 hereof), (ii) extend the maximum term of Awards under the Plan or the Plan itself, (iii) decrease the price at which Options and SARs may be granted under the Plan (other than decreases pursuant to Section 6 hereof) to less than Fair Market Value at the time of grant, or (iv) make any other change that would require stockholder approval pursuant to the terms of the Plan or under any regulatory requirement applicable to the Plan (including as necessary to comply with any applicable stock exchange listing requirement). Subject to Section 6 hereof, with the consent of the Participants affected, the Committee may amend outstanding agreements evidencing Awards under the Plan in any manner not inconsistent with the terms of the Plan.

9. Effective Date And Term Of Plan.

The Plan shall become effective when adopted by the Board of Directors, provided that the Plan is approved by the stockholders of the Corporation at the annual meeting of stockholders next following the adoption of the Plan by the Board of Directors, and no Award shall become exercisable, realizable or vested prior to such annual meeting. If the Plan is not so approved by the stockholders at the next annual meeting, all Awards theretofore granted shall be null and void. The Plan shall terminate at the close of business on the tenth anniversary of the date the Plan was adopted by the Board of Directors, unless sooner terminated by action of the Board of Directors of the Corporation. No Award may be granted hereunder after termination of the Plan, but such termination shall not affect the validity of any Award then outstanding.

10. Law Governing.

The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of Delaware without giving effect to principles of conflict of laws.

Exhibit B

DARWIN PROFESSIONAL UNDERWRITERS, INC.

STOCK AND UNIT PLAN
FOR NONEMPLOYEE DIRECTORS

1.	Introduction

This Darwin Professional Underwriters, Inc. Stock and Unit Plan for Nonemployee Directors (the “Plan”) is intended to advance the interests of the Company and its shareholders by paying part or all of the compensation of the Company’s nonemployee directors in the form of an economic equivalent of an equity interest in the Company. The Plan provides for the conversion of at least 50 percent and up to 100 percent of the Director Fees otherwise payable each year to a director into units of measurement relating to the value of the Company’s Common Stock, and for payment to the director of the value of such units after five calendar years (or upon termination from service on the Board, if earlier), so that a director will normally receive payment under the Plan each successive year in respect of the fees originally converted into units in the year preceding the fifth calendar year prior to the year of payment. The Plan also provides for a one-time grant of Restricted Stock to each nonemployee director serving on the Board at the time the Plan is adopted. The Plan shall become effective with respect to Director Fees earned in 2006.

2.	Definitions

(a) “Annual Meeting” means the Company’s annual meeting of shareholders.

(b) “Board” means the Board of Directors of the Company.

(c) “Change in Control” means (i) the acquisition by any person (including an entity) or group (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended), other than the Company or any Affiliate of the Company (an “Acquiring Person or Group”), of more than 50% of the outstanding voting securities (weighted by voting power) of the Company or (ii) the acquisition by an Acquiring Person or Group, over the 12-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company. An “Affiliate” of the Company means any person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Company. The term “control” (including the terms “controlled by” and “under common control”) means the ability, directly or indirectly, to direct or cause the direction of the management and policies of the affected person or entity.

(d) “Common Stock” means the shares of common stock of the Company, par value $0.01.

(e) “Company”  means Darwin Professional Underwriters, Inc., a Delaware corporation.

(f) “Conversion Date” means the first business day following the conclusion of an Annual Meeting; provided that the initial Conversion Date under the Plan shall be the first business day following the date the Plan is adopted.

(g) “Director Fees” means the annual retainer fee or fees earned by the Participant for his service on the Board.

(h) “Fair Market Value” of Common Stock as of a given date means the mean of the high and low sales prices of the Common Stock on the relevant date as reported on the stock exchange or market on which the Common Stock are primarily traded, or, if no sale is made on such date, then Fair Market Value is the weighted average of the mean of the high and low sales prices of the Common Stock on the next preceding day and the next succeeding day on which such sales were made as reported on the stock exchange or market on which the Common Stock are primarily traded; provided, however, that the Fair Market Value for the award of Restricted Stock or the conversion into Share Units following the adoption of the Plan shall be based upon the offering price for Common Stock in the Company’s initial public offering.

(i) “Mandatory Conversion” means the required conversion of 50 percent of a Participant’s Director Fees into a Share Unit Award pursuant to Section 6 hereof.

(j) “Participant” means a member of the Board who is not an employee of the Company, any of its affiliates or Alleghany Corporation.

(k) “Realization Date” means, with respect to each Share Unit allocated to a Participant’s Share Unit Account, the first business day following the earlier of (i) the first business day of the sixth calendar year after such Share Unit is awarded to the Participant, or (ii) either upon the date the Participant ceases to be a member of the Board or upon a Change in Control.

(l) “Restricted Stock” means Common Stock which are subject to potential forfeiture and restrictions on transfer as provided in Section 5 hereof.

(m) “Share Unit” means a non-voting unit of measurement based on the value of a whole or a fraction of a share of Common Stock, which entitles a participant to receive payment in accordance with the terms of the Plan.

(n) “Share Unit Account” means a book account maintained by the Company reflecting the Share Units allocated to a Participant pursuant to Section 6 hereof as a result of the Participant’s Mandatory Conversions and Voluntary Conversions and such additional Share Units as shall be credited thereto in respect of dividends paid on Common Stock.

(o) “Share Unit Award” means an award under Section 6 hereof of Share Units.

(p) “Voluntary Conversion” means the conversion based on the election of the Participant of all or part of a Participant’s Director Fees otherwise payable to the Participant in cash into a Share Unit Award pursuant to Section 6 hereof.

3.	Common Stock Subject to the Plan

(a)	Number of Shares

Subject to the following provisions of this Section 3, the aggregate number of Common Stock that may be issued under the Plan is 130,000 shares of Common Stock. The Common Stock to be delivered under the Plan will be made available from authorized but unissued Common Stock or from reacquired shares. To the extent that any Share Unit Award or award of Restricted Stock is forfeited or terminated for any reason or is not paid in Common Stock, the number of Common Stock covered thereby shall not be charged against the foregoing maximum share limitation.

(b) Adjustments

If there shall occur any recapitalization, reclassification, share dividend, share split, reverse share split, or other distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Board may, in the manner and to the extent that it deems appropriate and equitable and consistent with the terms of this Plan, cause an adjustment to be made in (i) the maximum number and kind of shares available for issuance pursuant to Section 3(a) hereof and (ii) the Share Units allocated to Participants’ Share Unit Accounts in accordance with Section 6(e) hereof.

4.	Administration

The Plan shall be administered by the Board. The Board shall have full and final authority to administer the Plan, including the discretionary authority to interpret and construe all provisions of the Plan, to resolve all questions of fact arising under the Plan, and to adopt and amend such rules and regulations for administering the Plan as it may deem necessary or appropriate. Decisions of the Board shall be final and binding on all parties. The Board may delegate administrative responsibilities under the Plan to appropriate officers or employees of the Company. All expenses of the Plan shall be borne by the Company.

5.	Restricted Share Awards

Each Participant on the date the Plan is adopted (the “Grant Date”), shall receive an award of Restricted Stock equal to that number of whole shares of Common Stock (rounded up to the next whole share) as could be acquired with $40,000, based upon the Fair Market Value of Common Stock. Awards of Restricted Stock shall be subject to the terms of the Plan and otherwise evidenced by an award agreement.

(a) Each grant of Restricted Stock shall be issued for no consideration but shall be forfeited to the Company (without the payment of any consideration) if the Participant resigns from the Board prior to the first Annual Meeting next following the Grant Date(other than (i) in connection with a Change in Control, as such term is defined in the applicable award agreement, or (ii) in connection with a mutually agreed upon resignation, in which case the Board may accelerate vesting of all or a portion of the Restricted Stock in its sole discretion). In addition, Restricted Stock shall not be sold, assigned, pledged or transferred to any person until the third anniversary of the Grant Date; provided that the Restricted Stock shall automatically cease to be subject to the foregoing restrictions on sale, assignment, pledge or transfer upon the Participant’s death or a Change in Control prior to such first Annual Meeting or, subsequent to such first Annual Meeting, either upon the date the Participant ceases to be a director for any reason or upon a Change in Control. (Board revision 1/25/07)

(b) The Participant to whom Restricted Stock are issued will have the customary rights of a shareholder with respect to such Restricted Stock, including the right to vote the Restricted Stock and to receive cash dividends paid thereon. Prior to the date the Restricted Stock ceases to be subject to the restrictions on sale, assignment, pledge or transfer in Section 5(a), dividends paid on such Common Stock in the form of additional Common Stock or as securities or other non-cash property shall be subject to the same risk of forfeiture and other restrictions as the underlying Common Stock with respect to which the dividend was paid.

(c) Any Restricted Stock issued under the Plan may be evidenced in such manner as the Board in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or by the issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock, such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

6.	Crediting of Share Units

(a) Mandatory Conversions

Effective as of each Conversion Date occurring while the Plan is in effect, 50 percent of the aggregate dollar amount of a Participant’s Director Fees otherwise payable on such Conversion Date shall be converted into a Share Unit Award pursuant to Section 6(c) hereof.

(b) Voluntary Conversions

Effective as of each Conversion Date occurring while the Plan is in effect, a Participant may elect to convert all or any portion of his Director Fees otherwise payable on such Conversion Date (in addition to those required to be converted under Section 6(a) hereof) into a Share Unit Award pursuant to Section 6(c) hereof. Each Voluntary Conversion shall be made on the basis of a Participant’s written election stating the amount of such Director Fees in excess of those required to be converted under Section 6(a) hereof which shall be converted to a Share Unit Award. Each such election shall be made in the form required by the Board, shall be delivered to the Company no later than the December 31 of the calendar year immediately preceding the calendar year in which such Directors Fees would otherwise be payable; provided, however, that in the year the Plan is adopted, such election shall be delivered to the Company no later than the close of business on the date the Plan is adopted and in the case of a member of the Board who first becomes a Participant during a year, the election for such year must be made no later than the close of business on the date on which the Participant is elected to the Board.

(c) Share Unit Awards

On each Conversion Date, a Participant shall receive a Share Unit Award in respect of his Mandatory Conversion and any Voluntary Conversion applicable to the Directors Fees which would otherwise be payable to the Participant on such Conversion Date. Such Share Unit Award shall equal the number of the Share Units determined by dividing (A) the aggregate dollar amount of the Participant’s Director Fees that are to be converted into a Share

Unit Award, including the Mandatory Conversion and any Voluntary Conversion, by (B) the Fair Market Value of the Common Stock on the applicable Conversion Date.

(d) Dividend Equivalents

As of any date that cash dividends are paid with respect to the Common Stock from time to time, each Participant’s Share Unit Account shall be credited with an additional number of Share Units determined by dividing (A) the aggregate dollar amount of the cash dividends that would have been paid on the Share Units credited to the Participant’s Share Unit Account as of the record date for such dividend had such Share Units been actual Common Stock by (B) the Fair Market Value of the Common Stock on the dividend payment date.

7.	Distributions of Share Unit Awards

(a) Valuation and Payment of Units

Subject to Section 8 hereof, a Participant shall be entitled to a benefit under the Plan with respect to each Share Unit Award upon the Realization Date for such Share Unit Award. Such benefit shall be equal to the amount determined by multiplying (A) the number of Share Units credited to the Participant’s Share Unit Account in respect of the Share Unit Award for which the Realization Date has occurred by (B) the Fair Market Value of the Common Stock on the Realization Date. Each such amount shall be paid within 30 days after the applicable Realization Date in Common Stock. (Board revision, 8/9/06)

(b) Payment of Additional Dividends

Subject to Section 8 hereof, if, pursuant to Section 6(d) hereof, additional Share Units are required to be credited to a Participant’s Share Unit Account in respect of Share Units that were held in the Participant’s Share Unit Account as of the record date for cash dividends paid on the Common Stock that are paid after the payment to the Participant of a benefit in respect of such Share Units, the Company shall pay to the Participant a cash amount in respect of such dividends equal to the dollar amount of such dividends. Such amount shall be paid to the Participant within 30 days after the dividend payment date.

8.	Forfeiture of Share Unit Awards

Each Participant’s Share Unit Account hereunder shall be nonforfeitable, except that a Participant shall forfeit all rights to all benefits hereunder in respect of Mandatory Conversions, Voluntary Conversions and Share Units credited to the Participant’s Share Unit Account if the Participant’s status as a director of the Company is terminated for “Cause,” as determined by the Board in its sole discretion.

9.	Certain Adjustments

If there shall occur any recapitalization, reclassification, share dividend, share split, reverse share split, or other distribution with respect to the Common Stock, or other change in corporate structure affecting the Common Stock, the Board may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause an adjustment to be made to the number and kind of shares that may be issued under the Plan and to the Participants’ Restricted Stock and Share Unit Accounts. It is intended that in making such adjustments to Share Unit Accounts, the Board will seek to treat each Participant as if he were a shareholder of the Common Stock of the number of Share Units credited to his Share Unit Account (but without duplication of any benefits that may be provided under Section 6(d) hereof). Except as is expressly provided in this Section, Participants shall have no rights as a result of any such change in the Common Stock or other event.

10.	Beneficiaries

Any payment required to be made to a Participant hereunder that cannot be made to the Participant because of his death shall be made to the Participant’s beneficiary or beneficiaries, subject to applicable law. Each Participant shall have the right to designate in writing from time to time a beneficiary or beneficiaries by filing a written notice of such designation with the Board. In the event a beneficiary designated by the Participant does not survive the

Participant and no successor beneficiary is selected, or in the event no valid designation has been made, such Participant’s beneficiary shall be such Participant’s estate.

11.	Unfunded Status

The Plan shall be unfunded, and Mandatory Conversions, Voluntary Conversions, Share Units credited to each Participant’s Share Unit Account and all benefits payable to Participants under the Plan represent merely unfunded, unsecured promises of the Company to pay a sum of money to the Participant in the future.

12.	Transfers Prohibited

No transfer (other than pursuant to Section 10 hereof) by a Participant of any right to any payment hereunder, whether voluntary or involuntary, by operation of law or otherwise, and whether by means of alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, shall vest the transferee with any interest or right, and any attempt to so alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void and of no force or effect.

13.	Limitation of Rights

Except as provided in Section 5 hereof, nothing contained in the Plan shall confer upon any Participant any right as a shareholder of the Company. In addition, nothing contained herein shall be deemed to create any obligation on the part of the Board to nominate any director for re-election by the Company’s shareholders or to limit the rights of the shareholders to remove any director.

14.	Termination and Amendment

The Plan may be terminated at any time by the Board. The Plan may be amended by the Board from time to time in any respect; provided, however, that no such termination or amendment may reduce the number or the value of Share Units theretofore credited or creditable to a Participant’s Share Unit Account or materially and adversely affect any rights or obligations with respect to any Restricted Stock award made pursuant to Section 5 hereof without the affected Participant’s prior written consent.

15.	Choice of Law

The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws.

Darwin Professional Underwriters, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors
		For	Withhold		For	Withhold		For	Withhold
01 -	R. Bruce Albro	☐	☐	02 - Phillip N. Ben-Zvi	☐	☐	03 - Christopher K. Dalrymple	☐	☐

		For	Withhold		For	Withhold		For	Withhold
04 -	Weston M. Hicks	☐	☐	05 - William C. Popik, M.D.	☐	☐	06 - George M. Reider, Jr.	☐	☐

		For	Withhold		For	Withhold		For	Withhold
07 -	John L. Sennott, Jr.	☐	☐	08 - Stephen J. Sills	☐	☐	09 - James P. Slattery	☐	☐

10 -	Irving B. Yoskowitz	For ☐	Withhold ☐

2.	Ratification of the adoption of Darwin’s 2006	For	Against	Abstain	3.	Ratification of the adoption of Darwin’s Stock	For	Against	Abstain
	Stock Incentive Plan and the reservation of	☐	☐	☐		and Unit Plan for Non-employee Directors	☐	☐	☐
	up to 850,000 shares of Common Stock for					and reservation of up to 130,000 shares of
	issuance thereunder.					Common Stock for issuance thereunder.

4.	Ratification of KPMG LLP as Darwin’s	For	Against	Abstain
	independent registered public accounting	☐	☐	☐
firm for the year 2007.
B Non-Voting Items
Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – DARWIN PROFESSIONAL UNDERWRITERS, INC.

PROXY FOR ANNUAL MEETING ON MAY 4, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Stephen J. Sills, John L. Sennott, Jr. and Mark I. Rosen proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Darwin Professional Underwriters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Darwin Professional Underwriters, Inc. to be held at the Company’s offices at 9 Farm Springs Road, Farmington, CT 06032, on Friday, May 4, 2007 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS GIVEN. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ITEMS 2, 3 AND 4.
IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE